Exhibit 99(a)(1)(A)

Internap Network Services Corporation
Two Union Square, 601 Union Street, Suite 1000
Seattle, WA 98101
(206) 441-8800

OFFER TO EXCHANGE
OUTSTANDING OPTIONS
TO PURCHASE COMMON STOCK
NOVEMBER 18, 2002

INTERNAP NETWORK SERVICES CORPORATION

OFFER TO EXCHANGE OUTSTANDING OPTIONS

THE OFFER EXPIRES AT 5:00 P.M., EASTERN TIME,
ON DECEMBER 19, 2002, UNLESS WE EXTEND THE OFFER (EXPIRATION DATE)

Beginning on November 18, 2002 (Offer Date), we are offering our employees, except for our employees located outside of the United States of America, the opportunity to exchange all outstanding options to purchase shares of our common stock (Eligible Options) for replacement options to purchase shares of our common stock (Replacement Options). The number of shares covered by the Replacement Options will be identical to the number of shares subject to the Eligible Options. If you wish to accept this offer, you must exchange all of your Eligible Options that were granted on or after the date that is six months and one day prior to the Offer Date along with any other Eligible Options that you elect to exchange. The Replacement Options will be granted between June 20, 2003 and July 21, 2003, on a date determined by our Board of Directors, or a later date if the Offer is extended (Replacement Option Grant Date).

ALL REPLACEMENT OPTIONS WILL BE NONQUALIFIED STOCK OPTIONS.

We are making this offer upon the terms and subject to the conditions described in this Offer to Exchange and in the attached Summary of Terms (which together, as they may be amended from time to time, constitute the Offer). This Offer is not conditioned upon a minimum number of Eligible Options being exchanged. This Offer is subject to conditions that we describe in Section 6 of this Offer to Exchange.

Shares of our common stock are quoted on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) under the symbol “INAP”. On November 4, 2002, the closing price of our common stock as reported on NASDAQ was $0.24 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Options.

You should direct questions about this Offer or requests for assistance in completing the related documentation by email to Chris Deach at cdeach@internap.com.

THIS OFFER IS NOT BEING EXTENDED TO EMPLOYEES RESIDENT OUTSIDE OF THE UNITED STATES OF AMERICA AND ANY SUCH EMPLOYEES ARE THEREFORE NOT ELIGIBLE TO PARTICIPATE IN THE OFFER. ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (SEC). NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

IMPORTANT

If you wish to accept this Offer, you must complete the Election Form and submit it before 5:00 p.m., Eastern Time, on December 19, 2002, or a later date if we extend the Offer. The Election Form is included with these materials and is available on our internal website at https://infosource.internap.com/dept/peopledev/stocks/repricing2002.pdf.

Beginning on November 18, 2002, you may complete the Election Form and submit a hard copy of it before 5:00 p.m., Eastern Time, on December 19, 2002, or a later date if we extend the Offer. To do so, you must return your signed Election Form to Chris Deach, via hand delivery or fax at (206) 254-6117. Your signed Election Form must be received by Chris Deach before 5:00 p.m., Eastern Time, on December 19, 2002, or a later date if we extend the Offer.

If you do not submit an Election Form prior to the Expiration Date, we will treat your failure to submit an Election Form as a rejection of the Offer.

You do not need to return your stock option agreements for your Eligible Options to effectively elect to accept this Offer as they will be automatically cancelled if we accept your Eligible Options for exchange. However, you will be required to return your stock option agreements upon our request.

The exercise price of the Replacement Options will be the closing price of our common stock as reported by NASDAQ on the Replacement Option Grant Date; provided, however, that if we are unable to establish an exercise price in such manner, the exercise price will be established based upon the fair market value of our common stock on the Replacement Option Grant Date, as determined in good faith by our Board of Directors. We do not know what the exercise price of the Replacement Options will be, and therefore, we cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options. The Board of Directors recognizes that the decision to accept the Offer is an individual one that should be based on a variety of factors. You should consult with your personal advisors to determine the specific financial and tax consequences relevant to your participation in the Offer. The information about this Offer is limited to this document, the attached Summary of Terms and the Tender Offer Statement on Schedule TO.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE ATTACHED SUMMARY OF TERMS AND THE TENDER OFFER STATEMENT ON SCHEDULE TO. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SUMMARY OF TERMS

The references to Section numbers in these Questions and Answers are to Section numbers in the Offer To Exchange materials immediately following these Questions and Answers.

The Questions and Answers are grouped under the following categories:

•	General Discussion of the Stock Option Exchange Program

•	The Basics of the Stock Option Exchange Program

•	Vesting, Exercise Price and Term of Replacement Options

•	How the Option Cancellation and Exchange Works

•	How the Offer Impacts Future Option Grants

•	The Duration of this Offer

•	Tax Status of Replacement Options; Tax Considerations

•	How to Elect to Exchange Your Eligible Options

•	Miscellaneous and More Information

GENERAL DISCUSSION OF THE STOCK OPTION EXCHANGE PROGRAM

Q1	What is the Stock Option Exchange Program?

A1
Our Stock Option Exchange Program (that we also call the Offer) is a voluntary program permitting eligible employees to cancel their stock options (Eligible Options) and exchange them for a replacement option (Replacement Options). The Replacement Options will be granted between June 20, 2003 and July 21, 2003, on a date determined by our Board of Directors, or a later date if we extend the Offer (Replacement Option Grant Date), and will have an exercise price to be determined when they are granted.

Q2	Why are we offering the Stock Option Exchange Program?

A2
We are offering the Stock Option Exchange Program because of the decline in the price of our common stock. We recognize that the exercise prices of the majority of outstanding options to purchase our common stock are currently higher than the price of our common stock as reported on NASDAQ, which has reduced the potential value of your options and our stock option program to you. (See Section 2.)

We designed our stock option program to be a valuable long-term incentive to you and to reward you for your contributions to our long-term business success. Our stock option program allows you to buy a specific number of shares of our common stock at a set exercise price on a future date. The exercise price is the price per share of common stock equal to the fair market value of our common stock on the date that your stock option was granted and is contained in your option agreement. If the current fair market value of our common stock is greater than the exercise price of the shares of common stock in your option, you would have the opportunity to purchase common stock with a built-in gain at the time you exercise your option. The built-in gain would be equal to the difference in the value of the common stock on the day you exercise all or part of your options and the exercise price.

We are offering you the opportunity to participate in our Stock Option Exchange Program. Your participation in this Offer is voluntary, and we will allow you to either keep your current Eligible Options at their current exercise price or cancel those Eligible Options in exchange for Replacement Options, which will be granted on the Replacement Option Grant Date. (See Section 1.)

Q3	What options may I exchange as part of this program?

A3
We are offering to exchange stock options that are currently outstanding under our 1998 Amended and Restated Stock Options / Stock Issuance Plan, our Amended 1999 Equity Incentive Plan, our 2000 Non-Officer Equity Incentive Plan, the CO Space, Inc. Amended and Restated 1999 Stock Incentive Plan for Non-Officers, the Switchsoft Systems, Inc. Founders 1996 Stock Option Plan, and the Switchsoft Systems, Inc. 1997 Stock Option Plan that are held by our employees, or by employees of one of our subsidiaries with the exception of our employees resident outside of the United States of America. (See Section 1.)

Options granted under our Employee Stock Purchase Plan are not subject to this Offer. In addition, common stock, whether issued based upon the exercise of options or acquired through our Employee Stock Purchase Plan, is not eligible to participate in the Offer.

Q4	Are there conditions to the Offer?

A4
The Offer is subject to a number of conditions, including the conditions described in Section 6. However, the Offer is not conditioned on a minimum number of optionholders accepting the Offer or a minimum number of options being exchanged.

Q5	Are there any eligibility requirements I must satisfy in order to receive the Replacement Options?

A5	You must be one of our employees or an employee of one of our subsidiaries on the Expiration Date, and you must remain continuously employed through the Replacement Option Grant Date. (See Section 5.)

If you are not an employee on the Expiration Date, you will not be eligible to exchange any Eligible Options and any election you may have made will not be accepted by us. If your employment with us is terminated prior to the Expiration Date due to a reduction in force, you will fall in this category.

If you do not remain an employee through the Replacement Option Grant Date and your Eligible Options were cancelled under this Offer, you will not be granted Replacement Options and your cancelled options will not be reinstated.

THE BASICS OF THE STOCK OPTION EXCHANGE PROGRAM

Q6	How does the Offer work?

A6
On or before the Expiration Date, you may decide to exchange any one or all of your Eligible Options for Replacement Options, which will be granted on the Replacement Option Grant Date. The number of shares covered by the Replacement Options will be identical to the number of shares subject to the Eligible Options. If you elect to exchange any of your Eligible Options, all Eligible Options granted during the six months prior to the Offer Date will automatically be exchanged and Replacement Options will be granted for those Eligible Options. You must defer any right, including any contingent right, that you presently may have to receive additional stock option grants until the Replacement Option Grant Date. In addition, the number of shares to be represented by the Replacement Options will be adjusted for any stock splits, stock dividends recapitalizations or similar transactions that may occur between the Expiration Date and the Replacement Option Grant Date. (See Section 1.)

Q7	What if my Eligible Options are not currently vested? Can I exchange them?

A7	Yes. Your Eligible Options do not need to be vested in order for you to participate in the Offer. You may exchange vested, unvested, or partially vested options.

Q8	If I elect to exchange my Eligible Options, do I have to exchange all of my Eligible Options or can I just exchange some of them?

A8
If you have more than one Eligible Option, then you may exchange any or all of them. You cannot exchange part of any particular Eligible Option and keep the balance; you must exchange all unexercised shares that are subject to each particular Eligible Option. In all cases, if you exchange any of your Eligible Options, you must exchange all of your Eligible Options granted six months and one day before the Offer Date. In addition, if you exchange any of your Eligible Options, you must defer any right that you presently may have to receive additional stock option grants until the Replacement Option Grant Date.

Q9	When will I receive my Replacement Options?

A9
You will receive your Replacement Options on the Replacement Option Grant Date, which is expected to be between June 20, 2003 and July 21, 2003, on a date determined by our Board of Directors, or a later date if we extend the Offer. We expect to distribute the Replacement Option agreements within approximately six to eight weeks following the Replacement Option Grant Date. (See Section 5.)

Q10	Why won’t I receive my Replacement Options immediately after the Expiration Date of the Offer?

A10
In order to avoid negative accounting consequences to our financial statements that can result from stock option exchanges, we cannot grant Replacement Options for at least six months and one day after the Expiration Date, which is expected to be December 19, 2002, or a later date if we extend the Offer. Therefore, you will not receive your Replacement Options until the Replacement Option Grant Date, which is expected to be between June 20, 2003 and July 21, 2003, on a date determined by our Board of Directors, or a later date if we extend the Offer. Any other options to be granted to you by us prior to the Replacement Option Grant Date will also be deferred until the Replacement Option Grant Date. (See Section 5.)

VESTING, EXERCISE PRICE AND TERM OF REPLACEMENT OPTIONS

Q11	How will my Replacement Options vest?

A11
Each Replacement Option will have the same vesting commencement date and vesting schedule as the corresponding Eligible Option. Therefore, on the Replacement Option Grant Date, each Replacement Option shall be vested to the same extent that it would have been vested in your respective Eligible Option.

Q12	What is the exercise price for the Replacement Options?

A12
The exercise price of your Replacement Options will be the fair market value of our common stock on the Replacement Option Grant Date, which is expected to be between June 20, 2003 and July 21, 2003, on a date determined by our Board of Directors, or a later date if we extend the Offer. The fair market value of our common stock on the Replacement Option Grant Date will be the closing price of our common stock as reported on NASDAQ on the Replacement Option Grant Date; provided, however, that if we are unable to establish an exercise price in such a manner, the exercise price will be established based upon the fair market value of our common stock on the Replacement Option Grant Date, as determined in good faith by our Board of Directors. We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options you exchanged. Therefore, we recommend that you obtain current market quotations for our common stock and consult with your own personal financial advisor before deciding whether to elect to participate in the Offer. (See Section 8.)

Q13	How long is the option term of the Replacement Options?

A13	All Replacement Options will have our standard option expiration term of ten years. If your employment with us is terminated, the option expiration term will be shortened. (See Section 8.)

Q14	What if my employment is terminated after the date that my Eligible Options are cancelled?

A14
If your employment with us is terminated after your Eligible Options are cancelled and before the Replacement Option Grant Date, you will forfeit the Eligible Options you cancelled, and you will not receive any Replacement Options. (See Section 1.)

HOW THE OPTION CANCELLATION AND EXCHANGE WORKS

Q15	If I exchange my Eligible Options, how many shares will I receive under my Replacement Options?

A15
The number of shares covered by the Replacement Options will be identical to the number of shares subject to the Eligible Options which have been cancelled. In addition, the number of shares covered by your Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transaction that may occur between the Expiration Date and the Replacement Option Grant Date. (See Section 1.)

Q16	I have more than one Eligible Option. Do I have to exchange all of them in order to participate?

A16
No. You may exchange one or more of your Eligible Options or none at all. However, any Eligible Options granted during the six months and one day prior to the Offer Date will automatically be exchanged, and Replacement Options will be granted for them if you elect to exchange any other Eligible Option. (See Section 1.)

Q17	Can I exchange a portion of an unexercised Eligible Option?

A17	No. If you elect to exchange an Eligible Option, you must exchange all unexercised shares covered by that Eligible Option.

Q18	Can I exchange the remaining portion of an Eligible Option that I have partially exercised?

A18	Yes. Only unexercised shares covered by an Eligible Option may be exchanged. (See Section 1.)

Q19	If I elect to exchange one or more of my Eligible Options as part of the Offer, are any other options affected?

A19
Yes. If you participate in the Offer, all Eligible Options granted during the six months and one day period before the Offer Date will automatically be exchanged and Replacement Options will be granted for them. In addition, if you exchange any of your Eligible Options, you must defer any right, including any contingent right, that you presently may have to receive additional stock option grants until the Replacement Option Grant Date. (See Section 1.)

HOW THE OFFER IMPACTS FUTURE OPTION GRANTS

Q20
If my employment agreement states that I am eligible for an additional option if I meet certain performance goals (an “Additional Option”), how does the Offer affect my possible award of an Additional Option?

A20	If you elect to exchange your Eligible Options, we cannot grant you any options during the six months and one day period after the date your Eligible Options are cancelled.

If you would otherwise be entitled to an Additional Option and if you elect to exchange your Eligible Options, the date of grant of your Additional Option will be delayed until the Replacement Option Grant Date, which is expected to be between June 20, 2003 and July 21, 2003, on a date determined by our Board of Directors, or a later date if we extend the Offer. If you are no longer employed with us on the Replacement Option Grant Date, you will not be regranted any options.

If you do not elect to exchange any Eligible Options under this Offer and you are otherwise entitled to an Additional Option, the date of grant of your Additional Option will be the date specified in your applicable agreement.

Q21	What is the vesting schedule for deferred Additional Options?

A21
Additional Options—whether granted on the date originally communicated to you or deferred until the Replacement Option Grant Date will vest without delay, beginning on the date specified in your applicable agreement.

THE DURATION OF THIS OFFER

Q22	How long will this Offer remain open?

A22
Presently, the Offer is scheduled to begin on November 18, 2002, and to remain open until 5:00 p.m., Eastern Time, on the Expiration Date, which is expected to be December 19, 2002, or a later date if we extend the Offer. We have no plans to extend the Offer beyond December 19, 2002. However, if we do extend the Offer, you will be notified of the extension. If we extend the Offer, we will announce the extension no later than 9:00 a.m., Eastern time, on December 18, 2002. (See Section 13.)

Q23	If the Offer is extended, how does the extension impact the date on which my Replacement Options will be granted?

A23	If we extend the Offer, the Replacement Option Grant Date will be extended to a day that is at least six months and one day after the extended Expiration Date.

TAX STATUS OF REPLACEMENT OPTIONS; TAX CONSIDERATIONS

This section of the Questions and Answers does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax information you may want to consider in making your decision. In addition, this section does not address any state or local tax consequences. Please note that tax laws change frequently and vary with your individual circumstances. You should consult with a tax advisor to determine the specific tax considerations and tax consequences relevant to your participation in the Offer.

Q24	Will my Replacement Options be incentive stock options or nonqualified stock options?

A24	All Replacement Options will be designated as nonqualified stock options even if the Eligible Option exchanged was an incentive stock option. (See Section 8.)

Q25	In the U.S., what is the difference in tax treatment between nonqualified stock options and incentive stock options?

A25	The tax treatment between nonqualified stock options and incentive stock options is significantly different.

NONQUALIFIED STOCK OPTIONS

When you exercise a nonqualified stock option, you recognize taxable ordinary income equal to the excess of the (a) the fair market value of the common stock on the day of the exercise, over (b) your exercise price. We will withhold from payments to you an amount equal to the federal, state and local income taxes and FICA taxes on this income. We will report these income and withholding amounts on your W-2.

When you later sell your shares, the difference between your selling price and your basis (your basis being equal to your exercise price and the ordinary income recognized above) is capital gain or loss, depending upon your circumstances. If you sell your shares more than one year after the day of exercise, any gain will receive long-term capital gain treatment at the time of sale.

INCENTIVE STOCK OPTIONS

Incentive stock options generally provide for a deferral of income recognition and capital gain treatment on the sale of the related shares. To obtain these benefits, you must not sell your shares until after the later of (a) two years for the date the incentive stock option was granted, or (b) one year after the date the incentive stock option was exercised. In addition, your alternative minimum taxable income will increase to reflect the amount of the fair market value of your shares acquired in excess of your exercise price. Depending upon your individual circumstances, your amount of alternative minimum tax associated with the exercise of incentive stock options could be significant. At the time you sell your shares, you will recognize a capital gain or loss equal to the difference between (a) your selling price and (b) your exercise price. Any capital gain recognized will be treated as long-term.

However, if you sell your shares prior to the dates above, your sale becomes a “disqualifying disposition”. If you sell these shares at a gain, you will recognize taxable ordinary income equal to the difference between (a) the fair market value of your shares acquired and (b) your exercise price. You will recognize short-term capital gain on the difference between (a) your selling price and (b) the fair market value of your shares at the time they were acquired. If instead you sell your shares at a loss, you will recognize taxable ordinary income only to the extent your selling price exceeds your exercise price.

Q26	Will I have to pay U.S. federal taxes if I exchange my Eligible Options in the Offer?

A26
We do not believe there are any U.S. tax consequences as a result of your participation in the Offer. However, for personalized tax advice with respect to federal or other tax consequences, you should contact your own tax advisor.

HOW TO ELECT TO EXCHANGE YOUR ELIGIBLE OPTIONS

Q27	What do I need to do to exchange my Eligible Options?

A27
The Election Form is included with these materials. Beginning on November 18, 2002, you may complete the online Election Form, which will be available on our internal website at https://infosource.internap.com/dept/peopledev/stocks/repricing2002-election form.pdf and submit it before 5:00 p.m., Pacific Time, on December 19, 2002, or a later date if we extend the Offer. You must submit a hard copy of the Election Form. To do so, you must submit your signed Election Form to Chris Deach, via hand delivery or fax at (206) 254-6117. Your signed Election Form must be received by Chris Deach before 5:00 p.m., Eastern Time, on December 19, 2002, or a later date if we extend the Offer.

Q28	What is the deadline to elect to participate in the Offer?

A28
You must submit your Election Form by 5:00 p.m., Eastern Time, on the Expiration Date, which is expected to be December 19, 2002, or a later date if we extend the Offer. Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If we extend the Offer, we will announce the extension no later than 9:00 a.m., Eastern Time, on December 18, 2002. (See Sections 3 and 13.)

Q29	Can I change my election?

A29
Yes. You may change or withdraw your election at any time before 5:00 p.m., Eastern Time, on the Expiration Date. You may change or withdraw your Election Form by submitting a revised Election Form before 5:00 p.m., Eastern Time, on December 19, 2002, or a later date if we extend the Offer. You must submit a hard copy of the Election Form. To do so, you must submit your signed Election Form to Chris Deach, via hand delivery or fax at (206) 254-6117. Your signed Election Form must be received by Chris Deach before 5:00 p.m., Eastern Time, on December 19, 2002, or a later date if we extend the Offer.

There is no limit to the number of times you can change your election prior to the deadline. However, the last Election Form you submit prior to the deadline will be the election that governs your election.

Q30	What will happen if I don’t turn in my form by the deadline?

A30	If you miss the deadline, you cannot participate in the Offer.

Q31	What if I don’t accept this Offer?

A31
This Offer is completely voluntary. You do not have to participate, and there are no penalties for those electing not to participate in this Offer. However, if you choose not to participate in this Offer and your Eligible Options are incentive stock options, the Offer may modify the status of your incentive stock options.

MISCELLANEOUS AND MORE INFORMATION

Q32	What happens to my Replacement Options if the Company merges or is acquired prior to the Replacement Option Grant Date?

A32
If we merge with or are acquired by another entity between the Expiration Date and Replacement Option Grant Date, then the resulting entity will be obligated to grant the Replacement Options under the same terms as provided in this Offer and the Additional Options, if any. However, the type of security and the number of shares covered by each Replacement Option and Additional Options, if any, would be determined by the acquisition agreement between us and the acquiror based on the same principles applied to the handling of the options to acquire our common stock that are outstanding at the time of the acquisition. As a result of the ratio in which our common stock may convert into an acquiror’s common stock in an acquisition transaction, you may receive options for more or fewer shares of the acquiror’s common stock than the number of shares subject to the Eligible Options that you exchange or than the number you would have received pursuant to a Replacement Option, or Additional Options, if any, if no acquisition had occurred. (See Section 8.)

Q33	What happens if the Company’s common stock gets de-listed?

A33
The Company has been out of compliance with Nasdaq’s $1.00 minimum bid price requirement since April 2002 and recently transferred its listing from The Nasdaq National Market to The Nasdaq SmallCap Market. The Company has been granted a grace period from the minimum bid price requirement until April 21, 2003, subject to the Company’s compliance with certain conditions. If the Company’s closing bid price does not exceed $1.00 for at least 10 consecutive trading days prior to April 21, 2003, and the Company does not remain in compliance with the other continued listing requirements of The Nasdaq SmallCap Market, then the Company’s common stock would be subject to immediate de-listing. If the Company gets de-listed, the liquidity of the Company’s common stock would be greatly decreased. (See Section 15—Risk Factors—Risks Related to Our Business—We May Be Unable to Maintain Our Listing on The Nasdaq SmallCap Market, Which Could Have a Negative Impact on the Price and Liquidity of our Common Stock).

Q34	What happens if the Company effects a reverse stock split of its common stock prior to the Replacement Option Grant Date?

A34
The Company has mailed to its stockholders a proxy statement soliciting the consent of those stockholders, at a shareholders meeting scheduled for December 17, 2002, to approve several amendments to out certificate of incorporation providing for a reverse stock split of the Company’s common stock. If the Company actually implements a reverse stock split, the number of shares covered by your Replacement Options will be correspondingly reduced. In addition, the exercise price of your Replacement Options will likely be higher than it otherwise would have been absent the reverse stock split. A reverse stock split may have the effect of reducing the liquidity of our common stock. (See Section 15—Risk Factors—Risks Related to Our Business—Our Board of Directors May Decide to Implement a Reverse Stock Split, Which Could Have a Negative Impact on the Price and Liquidity of Our Common Stock).

Q35	Where do I go if I have additional questions about this Offer?

A35	Please email your questions to Chris Deach at cdeach@internap.com.

THE OFFER

1.    NUMBER OF OPTIONS; EXPIRATION DATE.

We are offering to exchange Replacement Options in exchange for Eligible Options held by our employees, except for our employees located outside of the United States of America. Eligible Options are all outstanding options that were granted under our 1998 Amended and Restated Stock Options / Stock Issuance Plan, our Amended 1999 Equity Incentive Plan, our 2000 Non-Officer Equity Incentive Plan, the CO Space, Inc. Amended and Restated 1999 Stock Incentive Plan for Non-Officers, the Switchsoft Systems, Inc. Founders 1996 Stock Option Plan, and the Switchsoft Systems, Inc. 1997 Stock Option Plan (collectively, the “Option Plans”). All Replacement Options will be nonqualified stock options under the Internal Revenue Code of 1986, as amended. As of November 4, 2002, there were 20,414,895 options outstanding under the Option Plans.

ALL REPLACEMENT OPTIONS WILL BE NONQUALIFIED STOCK OPTIONS.

You may exchange one or more of your Eligible Options; but you may not exchange less than all shares subject to a particular Eligible Option. However, if you elect to exchange any Eligible Option, you must exchange all Eligible Options granted on or after six months and one day prior to the Offer Date, which is expected to be December 19, 2002, unless we extend the Offer. Our Offer is subject to the terms and conditions described in this Offer and the attached Summary of Terms. We will only accept Eligible Options that are properly exchanged and not validly changed or withdrawn in accordance with Section 4 of this Offer before the Offer expires on the Expiration Date.

The Replacement Options will be granted between June 20, 2003 and July 21, 2003, on a date determined by our Board of Directors, or a later date if the Offer is extended.

The number of shares covered by the Replacement Options will be identical to the number of shares subject to the Eligible Options. The number of shares to be represented by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Replacement Option Grant Date.

IF, FOR ANY REASON, YOU ARE NOT EMPLOYED BY US OR ONE OF OUR SUBSIDIARIES FROM THE EXPIRATION DATE THROUGH THE REPLACEMENT OPTION GRANT DATE, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR ELIGIBLE OPTIONS THAT HAVE BEEN EXCHANGED. IF YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES AFTER YOU TENDER YOUR OPTIONS BUT PRIOR TO THE EXPIRATION DATE, YOU ARE NOT ELIGIBLE TO PARTICIPATE IN THE OFFER. PARTICIPATION IN THIS OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN EMPLOYED BY US OR ANY OF OUR SUBSIDIARIES.

ALL REPLACEMENT OPTIONS WILL BE ISSUED UNDER OUR 2002 STOCK COMPENSATION PLAN PURSUANT TO THE FORM OF NONSTATUTORY STOCK OPTION AGREEMENT UNDER OUR 2002 STOCK COMPENSATION PLAN.

The term Expiration Date of this Offer means 5:00 p.m., Eastern Time, on December 19, 2002, unless we, in our discretion, extend the Offer. If we extend the Offer, the term Expiration Date will refer to the latest time and date at which the Offer expires. See Section 13 for a description of our rights to extend, delay, terminate and amend the Offer.

We will publish a notice if we decide to take any of the following actions:

•	increase or decrease what we will give you in exchange for your Eligible Options;

•	increase or decrease the number of Eligible Options to be exchanged in the Offer; or

•	extend or terminate the Offer.

If the Offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we also intend to extend the Offer for a period of ten business days after the date the notice is published.

A business day means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight.

2.    PURPOSE OF THE OFFER.

Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. By making this Offer, we intend to maximize stockholder value by creating better performance incentives for, and thus increasing retention of, our employees.

The Board of Directors has approved this Offer. We do not know if the Replacement Options will have a lower exercise price than the Eligible Options. However, the Board of Directors believes that the Offer may create a better chance for some employees to obtain value from their options and our stock option program. The Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and you should consult with your personal advisors if you have questions about your financial and/or tax situation.

Except as otherwise disclosed in this Offer or in our filings with the Securities and Exchange Commission (SEC), we presently have no plans or proposals that relate to or would result in:

(a)	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

(b)	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(c)	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d)	any change in our management, including a change to the material terms of employment of any executive officer;

(e)	any change in our present Board of Directors, including a change in the number or term of directors or to fill any existing Board of Directors vacancies;

(f)	any other material change in our corporate structure or business;

(g)	our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

(h)	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

(i)	the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

(j)	the acquisition by any person of any material amount of our securities or the disposition of any material amount of securities; or

(k)	any change in our Certificate of Incorporation or Bylaws, or any actions which may impede the acquisition of control of us by any person.

Neither we nor our Board of Directors makes any recommendation as to whether you should exchange your Eligible Options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer and to consult your own legal, investment and/or tax advisors. You must make your own decision whether to exchange your Eligible Options.

3.    PROCEDURES.

Making Your Election.    The Election Form to accept this offer is included with these materials. You may submit a completed Election Form, which will be available on our internal website at https://infosource.internap.com/dept/peopledev/stocks/repricing2002.pdf before 5:00 p.m., Eastern Time, on December 19, 2002, or a later date if we extend the Offer. You must submit a hard copy of the Election Form. To do so, you must return your signed Election Form to Chris Deach, via hand delivery or fax at (206) 254-6117. Your signed Election Form must be received by Chris Deach before 5:00 p.m., Eastern Time, on December 19, 2002, or a later date if we extend the Offer.

You do not need to return your stock option agreements for your Eligible Options to effectively elect to accept the Offer as they will be automatically cancelled if we accept your Eligible Options for exchange. You will be required to return your stock option agreements upon our request.

The delivery of the Election Forms and any other required documents are at the sole risk of the optionholder. Delivery will be deemed made only when actually received by us.

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects.    We will determine, in our discretion, all questions as to the number of shares subject to Eligible Options and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Election Form, no one will be liable for failing to give such notice. Our determination of these matters will be final and binding on all parties. We may reject any or all Election Forms or Eligible Options that are exchanged to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the Eligible Options that are exchanged. We may waive any of the conditions of the Offer or any defect or irregularity in any Election Form with respect to any particular Eligible Options or any particular optionholder. No Eligible Options will be accepted for exchange until all defects or irregularities have been cured by the optionholder exchanging the Eligible Options or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any Eligible Options, and no one will be liable for failing to give notice of any defects or irregularities.

Our Acceptance Constitutes an Agreement.    If you elect to exchange your Eligible Options and you exchange your Eligible Options according to the procedures described above, you will have accepted the Offer. Our acceptance of Eligible Options that are properly exchanged will form a binding agreement between us and you on the terms and subject to the conditions of this Offer.

4.    CHANGE IN ELECTION.

You may change or withdraw your election at any time before 5:00 p.m., Eastern Time, on the Expiration Date. You may only change your election by following the procedures described in this Section 4.

You may change or withdraw your election at any time before 5:00 p.m., Eastern Time, on the Expiration Date. You must change or withdraw your Election Form by submitting a revised Election Form before 5:00 p.m., Eastern Time, on December 19, 2002, or a later date if we extend the Offer. To withdraw your Election Form fill in a zero in the space designated “Number of Unexercised Shares Subject to Option”. You must submit a hard copy of the Election Form. To do so, you must submit your signed Election Form to Chris Deach, via hand delivery or fax at (206) 254-6117. Your signed Election Form must be received by Chris Deach before 5:00 p.m., Eastern Time, on December 19, 2002, or a later date if we extend the Offer. The delivery of the revised Election Forms and any other required documents are at the sole risk of the optionholder. Delivery will be deemed made only when actually received by us.

5.    ACCEPTANCE OF ELIGIBLE OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF REPLACEMENT OPTIONS.

On the terms and subject to the conditions of this Offer, after the Expiration Date we will timely accept Eligible Options for exchange and promptly provide you with a notice confirming our acceptance of your Eligible Options and stating the number of Replacement Options that we will grant to you. The Replacement Options will be granted between June 20, 2003 and July 21, 2003, on a date determined by our Board of Directors, or at a later date if the Offer is extended.

The number of shares covered by the Replacement Options will be identical to the number of shares subject to the Eligible Options. In addition, the number of shares to be represented by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Replacement Option Grant Date. Please call OptionsLink at (800) 838-0908 or go to their Web site at http://www.optionslink.com to obtain your personal option report for a listing of all of your Eligible Options. If you are not employed by us or one of our subsidiaries on the Expiration Date, then you are not eligible to participate in this Offer. If you are an employee of us or one of our subsidiaries as of the Expiration Date but are not employed continuously by us or one of our subsidiaries through the Replacement Option Grant Date, you will not be eligible to receive the Replacement Options.

6.    CONDITIONS OF THE OFFER.

We will not be required to accept any Eligible Options that you elect to exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Options that you elect to exchange, in each case at any time on or before the Expiration Date, if we determine that any event has occurred that, in our reasonable judgment, makes it inadvisable for us to proceed with the Offer or to accept and cancel Eligible Options that you elect to exchange, including, but not limited to, the following:

•
if any action proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the Eligible Options, the issuance of Replacement Options, or otherwise relates to the Offer or that, in our judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects or materially impair the benefits we believe we will receive from the Offer:

(a)
make it illegal for us to accept some or all of the Eligible Options or to issue some or all of the Replacement Options or otherwise restrict or prohibit consummation of the Offer or otherwise relates to the Offer;

(b)	delay or restrict our ability, or render us unable, to accept the Eligible Options for exchange and cancellation or to issue Replacement Options for some or all of the exchanged Eligible Options;

(c)	materially impair the benefits we believe we will receive from the Offer; or

(d)	materially and adversely affect our business, condition (financial or other), income, operations or prospects;

•	if there is:

(a)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

(b)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	if another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

(a)
any person, entity or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act, has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date;

(b)
any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Common Stock; or

(c)
any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities; or

•	if any change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our judgment, is or may be material to us.

The conditions to the Offer are for our benefit. We may assert or waive one or more of these conditions, whether or not we waive any other condition, in our discretion at any time and from time to time before the Expiration Date.

Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon everyone.

7.    PRICE RANGE OF COMMON STOCK.

The Eligible Options to be exchanged pursuant to this Offer are not publicly traded. However, upon exercise of an option that we granted, the optionholder becomes an owner of our common stock. Our common stock is quoted on NASDAQ under the symbol “INAP”. The following table shows, for the periods indicated, the high and low closing sales prices per share of our common stock as reported on NASDAQ.

Quarter ended	High	Low
Fiscal Year 2002
December 31, 2002 (through November 15, 2002)	$0.49	$0.19
September 30, 2002	0.34	0.13
June 30, 2002	0.81	0.23
March 31, 2002	1.74	0.77
Fiscal Year 2001
December 31, 2001	$1.50	$0.80
September, 2001	3.05	0.85
June 30, 2001	3.75	0.77
March 31, 2001	10.25	1.31
Fiscal Year 2000
December 31, 2000	$30.88	$4.75
September, 2000	54.25	24.00
June 30, 2000	50.13	23.63
March 31, 2000	111.00	45.06

As of November 6, 2002, the last reported sale price of our common stock, as reported by NASDAQ, was $0.30 per share.

We do not know whether the Replacement Options will have a lower exercise price than the Eligible Options. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Options.

8.    SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF REPLACEMENT OPTIONS.

Consideration.    The number of shares covered by the Replacement Options will be identical to the number of shares subject to the Eligible Options. The number of shares to be represented by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Replacement Option Grant Date.

ALL REPLACEMENT OPTIONS WILL BE NONQUALIFIED STOCK OPTIONS.

If we receive and accept the exchange of all outstanding options, we will grant Replacement Options to purchase a total of approximately 20,414,895 shares of our common stock. The common stock issuable upon exercise of the Replacement Options would equal approximately 9.3% of the total shares of our common stock, including shares of common stock issuable upon conversion of the outstanding shares of our Series A preferred stock, outstanding as of October 31, 2002.

Merger or Acquisition.    If we merge with or are acquired by another entity between the Expiration Date and the Replacement Option Grant Date, then the resulting entity will be bound to grant the Replacement Options under the same terms as provided herein; however, the type of security and the number of shares covered by each Replacement Option would be determined by the acquisition agreement between us and the acquiror based on the same principles applied to the handling of the options to acquire our common stock that are outstanding at the time of the acquisition. As a result of the ratio in which our common stock may convert into an acquiror’s common stock in an acquisition transaction, you may receive options for more or fewer shares of the acquiror’s stock than the number of shares subject to the Eligible Options that you exchange.

Effect of a Reverse Stock Split.    If we implement a reverse stock split between the Expiration Date and the Replacement Option Grant Date, then the number of shares covered by each Replacement Option will be correspondingly decreased. In addition, the exercise price of the Replacement Option, which will be the closing price of our common stock on the Replacement Option Grant Date, will likely be higher than it would have been in the absence of a reverse stock split.

ALL REPLACEMENT OPTIONS WILL BE ISSUED UNDER OUR 2002 STOCK COMPENSATION PLAN PURSUANT TO THE FORM OF NONSTATUTORY STOCK OPTION AGREEMENT UNDER OUR 2002 STOCK COMPENSATION PLAN.

The issuance of Replacement Options under this Offer will not create any contractual or other right of the recipients to receive any future grants of options or benefits in lieu of options.

Termination of Employment.    IF, FOR ANY REASON OR NO REASON, YOU ARE NOT EMPLOYED BY US OR ONE OF OUR SUBSIDIARIES FROM THE EXPIRATION DATE THROUGH THE REPLACEMENT OPTION GRANT DATE, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR ELIGIBLE OPTIONS THAT HAVE BEEN EXCHANGED. IF YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES AFTER YOU TENDER YOUR OPTIONS BUT PRIOR TO THE EXPIRATION DATE, YOU ARE NOT ELIGIBLE TO PARTICIPATE IN THE OFFER. PARTICIPATION IN THIS OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN EMPLOYED BY US OR ANY OF OUR SUBSIDIARIES. THIS MEANS THAT IF YOU DIE, BECOME DISABLED, RETIRE OR QUIT, WITH OR WITHOUT GOOD REASON, OR WE TERMINATE YOUR EMPLOYMENT, WITH OR WITHOUT CAUSE, PRIOR TO THE REPLACEMENT OPTION GRANT DATE AND AFTER THE EXPIRATION DATE, YOU WILL NOT RECEIVE ANYTHING FOR THE ELIGIBLE OPTIONS THAT YOU EXCHANGED AND WE CANCELED.

Registration of Option Shares.    All shares of Common Stock issuable upon exercise of Replacement Options, will be registered under the Securities Act of 1933 (the “1933 Act”) on a Registration Statement on Form S-8 filed with the SEC. Unless you are restricted by our insider trading policy or considered an “affiliate” of ours under the 1933 Act, you generally will be able to sell your Replacement Option shares free of any transfer restrictions under applicable federal securities laws.

Our statements in this Offer concerning the Replacement Options are merely summaries and do not purport to be complete. These statements are subject to, and are qualified in their entirety by reference to, all provisions of the 2002 Stock Compensation Plan and the nonstatutory stock option agreement, each of which is filed as an exhibit to the Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part.

9.    INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE ELIGIBLE OPTIONS.

A list of our directors and executive officers is attached to this Offer as Schedule A. As of November 8, 2002, our executive officers and non-employee directors (11 persons) as a group held outstanding option awards to purchase a total of 6,161,980 shares of our Common Stock. All of the options held by executive officers may be exchanged in this Offer. As of the date of this Offer, we do not know whether any executive officer whose options are eligible to be exchanged, intends to exchange his options. No options held by our non-employee directors or any affiliates who are not employees are eligible to be exchanged in this Offer.

The following table sets forth the beneficial ownership of each of our executive officers and directors of options outstanding as of November 8, 2002. All of the options in the table held by employees are eligible to be exchanged.

Name of Beneficial Owner	Number of Options to Purchase Common Stock	Percentage of Total Eligible Options Outstanding
Walter DeSocio	0	0
David Abrahamson	0	0
Eugene Eidenberg	1,700,000	8.33
William J. Harding	140,000.69
Frederic W. Harman	60,000.29
Ali Marashi	459,140	2.25
Anthony C. Naughtin	0	0
Kevin L. Ober	140,000.69
Gregory A Peters	2,400,000	11.76
John M. Scanlon	1,122,840	5.5
Robert D. Shurtleff, Jr.	140,000.69

Neither we, nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, engaged in transactions involving options to purchase our common stock or in transactions involving our common stock during the past 60 days, except that Kevin L. Ober executed a sale of 75,000 shares of our common stock on November 8, 2002. In addition, except as otherwise described above, neither we nor, to our knowledge, any of our executive officers or directors are a party to any agreement, arrangement or understanding with respect to any of our securities (including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

During the past 60 days, we have granted options to purchase 1,764,400 shares of our common stock with exercise prices per share ranging from $0.19 to $0.24. Of the options granted during this period, 1,764,400 were granted to 44 employees for a total of 8.6% of all options granted. During the past 60 days, individuals have exercised options to acquire 28,715 shares of our common stock with exercise prices per share ranging from $0.03 to $0.075.

10.    STATUS OF ELIGIBLE OPTIONS ACQUIRED BY US IN THE OFFER.

Many of our optionholders hold options with exercise prices significantly higher than the current market price of our Common Stock. We believe it is in our best interest to offer optionholders an opportunity to more effectively participate in the potential growth in our stock price. We could accomplish this goal by exchanging existing options, which would enable optionholders to immediately receive replacement options with a lower exercise price. However, the repriced options would be subject to variable accounting, which would require us to record additional compensation expense each quarter in the event that the fair market value of the Company’s common stock increases in value during such quarter until the repriced options were exercised, canceled or expired.

We believe that we can accomplish our goals of providing optionholders with the benefit of choosing whether they want to receive options that over time may have greater potential to increase in value than the Eligible Options held by the optionholders, without incurring additional current or future compensation expense because:

•	we will not grant any Replacement Options until a day that is at least six months and one day after the date that we accept and cancel Eligible Options tendered for exchange;

•	the exercise price of the Replacement Options will equal the fair market value equal to the closing price of our Common Stock as reported on NASDAQ on the date prior to the Replacement Options Grant Date, or if we are unable to establish an exercise price in this manner, the exercise price will be established based upon the fair market value of our common stock on the Replacement Option Grant Date, as determined in good faith by our Board of Directors;

•
we will require any optionholder who tenders Eligible Options in the Offer to tender all Eligible Options that he or she received during the six months and one day period immediately prior to the Offer Date; and

•	we will defer the grant of any other options to which an optionholder who tendered Eligible Options in the Offer may be entitled until the Replacement Option Grant Date.

Eligible Options that have been granted under the Option Plans and that we acquire in connection with the Offer will be cancelled and the shares of common stock that may be purchased under those Eligible Options will be returned to the pool of shares available for grants of new awards or options under various option plans without further stockholder action, except as required by applicable law or NASDAQ rules or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

11.    LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the Eligible Options as described in the Offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of any Eligible Options that you elect to exchange. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept exchanged Eligible Options and to issue Replacement Options is subject to conditions, including the conditions described in Section 6.

12.    MATERIAL TAX CONSEQUENCES.

The following is a general summary of the material tax consequences of the exchange of Eligible Options under the Offer. It does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax information you may want to consider in making your decision. In addition, this section does not address any state or local tax consequences. Please note that tax laws change frequently and vary with your individual circumstances. You should consult with a tax advisor to determine the specific tax considerations and tax consequences relevant to your participation in the Offer.

U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of the exchange of Eligible Options under the Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the Offer, all of which may change, possibly on a retroactive basis.

If you exchange outstanding incentive or nonqualified stock options for Replacement Options, you should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

At the Replacement Option Grant Date, you will not be required to recognize additional income for federal income tax purposes. The grant of Replacement Options is not recognized as taxable income.

Federal Income Tax Consequences of Incentive Stock Options.    You will not be subject to any current income tax if you elect to exchange your incentive stock options in exchange for Replacement Options. However, if you exchange your incentive stock options all of your Replacement Options will be granted as nonqualified stock options and you will be subject to different tax treatment than if you held incentive stock options. The tax consequences related to nonqualified stock options are described below.

Under current law, you should not have realized taxable income when the incentive stock options were granted to you under the Option Plans. In addition, you generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares you may purchase under the incentive stock option, which is generally determined as of the date you exercise the option, exceeds the aggregate exercise price of the incentive stock option. Except in certain circumstances that are described in the Option Plans and in your option agreement, such as your death or disability, if an option is exercised more than three months after your employment is terminated, the option will not be treated as an incentive stock option and is subject to taxation under the rules applicable to nonqualified stock options that are discussed below.

If you sell common stock that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is “qualifying” or “disqualifying.” The disposition of the common stock is qualifying if it is made after the later of: (a) two years from the date the incentive stock option was granted or (b) one year after the date the incentive stock option was exercised.

If the disposition of the common stock you received when you exercised incentive stock options is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the common stock on the date the option was exercised over the exercise price will be taxable ordinary income to you at the time of the sale. However, if the difference between the sale price and the option exercise price is less than the amount in the preceding sentence, this lesser amount (instead of the amount in the preceding sentence) is ordinary income to you. Any amount in excess of the ordinary income amount will be long term capital gain or short-term capital gain, depending on whether or not the common stock was sold more than one year after the option was exercised.

If you pay the exercise price of an incentive stock option by returning shares of common stock with a fair market value equal to part or all of the exercise price, the exchange of shares will be treated as a nontaxable exchange, unless you acquired the shares being returned when you exercised an incentive stock option and had not satisfied the special holding period requirements summarized above. The tax basis of the common stock received upon payment of the exercise price will be treated as having a substituted tax basis for an equivalent number of shares of common stock returned, and the new shares will be treated as having been held for the same amount of time as you had held the returned shares. The difference between the aggregate exercise price and the aggregate fair market value of the common stock you receive when you exercised the option will be treated for tax purposes as if you had paid the exercise price for the incentive stock option in cash. If you exercise your incentive stock options by surrendering incentive stock option shares for which the holding periods have not been met, such surrender is taxed as a disqualifying disposition.

Federal Income Tax Consequences of Nonqualified Stock Options.    Under current law, you will not realize taxable income upon the grant of a nonqualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time.

If you exchange shares in payment of part or all of the exercise price of a nonqualified stock option, no gain or loss will be recognized with respect to the shares exchanged, regardless of whether the shares were acquired pursuant to the exercise of an incentive stock option, and you will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares exchanged will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if you had paid the exercise price in cash.

The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option.

13.    EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

We may at any time, and from time to time, extend the period of time during which the Offer is open and delay accepting any Eligible Options tendered for exchange by announcing the extension and giving oral or written notice of the extension to the optionholders.

Prior to the Expiration Date, in order to terminate or amend the Offer, we may postpone accepting and canceling any Eligible Options if any of the conditions specified in Section 6 occur. In order to postpone accepting or canceling, we must announce the postponement and give oral or written notice of the postponement to the employees eligible for this Offer. Our right to delay accepting and canceling Eligible Options may be limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we pay the consideration offered or return the surrendered Eligible Options promptly after we terminate or withdraw the Offer.

As long as we comply with any applicable laws, we may amend the Offer in any way, including decreasing or increasing the consideration offered in the Offer to optionholders or by decreasing or increasing the number of Eligible Options to be exchanged or surrendered in the Offer.

We may amend the Offer at any time by announcing the amendment. If we extend the length of time during which the Offer is open, the amendment must be issued no later than 9:00 a.m., Eastern time, on the next business day after the last previously scheduled or announced Expiration Date. Any announcement relating to the Offer will be sent promptly to optionholders in a manner reasonably designed to inform optionholders of the change.

If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:

•	increase or decrease what we will give you in exchange for your Eligible Options; or

•	increase or decrease the number of Eligible Options to be exchanged in the Offer.

14.    FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person asking holders of Eligible Options to exchange such Eligible Options pursuant to this Offer.

15.    INFORMATION ABOUT US.

         OVERVIEW

Internap is a leading provider of high performance Internet connectivity services targeted at businesses seeking to maximize the performance of mission-critical Internet-based applications. Customers connected to one of our service points have their data intelligently routed to and from destinations on the Internet using our overlay network, which analyzes the traffic situation on the many networks that comprise the Internet and delivers mission-critical information and communications faster and more reliably. Use of our overlay network results in lower instances of data loss and greater quality of service than services offered by conventional Internet connectivity providers.

We offer our high performance Internet connectivity services at dedicated line speeds of 1.5 to 1,000 million bits per second, or megabits per second, to customers desiring a superior level of Internet performance. We provide our high performance connectivity services through the deployment of service points, which are highly redundant network infrastructure facilities coupled with our proprietary routing technology. Service points maintain high speed, dedicated connections to major global Internet networks, commonly referred to as backbones, operated by AT&T, Cable & Wireless, Genuity, Global Crossing, Level 3, Qwest, Sprint, Worldcom and Verio.

As of September 30, 2002, we operated 34 service points in the following markets:

Market	Number of Service Points in Market
Atlanta	2
Boston	2
Chicago	2
Dallas	3
Denver	1
Houston	1
London	1
Los Angeles	3
Miami	2
New York	3
Orange County	1
Philadelphia	2
San Diego	1
San Francisco	1
San Jose	2
Santa Clara, CA	1
Seattle	3
Washington, D.C.	2
Tokyo, Japan (through our joint venture with NTT-ME Corp. of Japan)	1
Total service points	34

We believe our service points provide a superior quality of service over the public Internet enabling our customers to realize the full potential of their existing Internet-based applications, such as e-commerce, on-line trading, video and telephone conferencing, sending facsimiles, creating private networks, distributing multi-media documents and sending and receiving audio and video feeds.

Services

We offer Internet connectivity services to our customers over T-1, DS-3, OC-3, OC-12 and Ethernet telecommunication connections at speeds ranging from 1.5 million bits per second to 1,000 million bits, or 1 gigabit, per second. T-1, DS-3, OC-3, OC-12 and Ethernet are several of the many possible media used to transport Internet Protocol packets across the Internet. Information such as voice calls, video conferencing or other data are transported over the Internet at various transmission rates: DS-3 carries 45 million bits per second, OC-3 carries 155 million bits per second, OC-12 carries 622 million bits per second and Ethernet carries voice calls or data at rates up to 1,000 million bits per second. Our list prices for a single T-1, DS-3 and OC-3 connection range from $2,695 to $155,000 per month depending on the connection purchased. Customers who connect to a service point with a DS-3 or faster connection have a choice of fixed rate pricing or usage-based pricing. Otherwise, customers pay a fixed fee for our Internet connectivity services. Usage-based pricing varies according to the volume of data sent and received over the connection.

Customers that have networking equipment or servers located within service points may connect directly to our services using standard ethernet connections with speeds ranging from 10 million bits per second to 1,000 million bits per second. We also offer our customers additional value added services, including:

•
Internap Diversity Plus.    Our Diversity Plus service allows customers to maintain multiple connections to Internap and backbone providers while still taking advantage of the optimal routing capabilities of the service point. In a typical Diversity Plus configuration, the customer has a connection to a service point and to one or more backbone providers of their choice. The customer’s router is configured using our proprietary routing technology to route packets addressed to Internet destinations located on the alternate provider’s backbone through the customer’s direct connection while other packets are routed to the service point. In this manner, the customer can use the redundant Internet connections of the service point’s routing capabilities.

•
Connections to Data Centers.    Our customers have their servers located on their own premises or at third party data centers. We connect to these customers either by establishing a circuit directly to their routers or through a connection we have with the network maintained by the third party data center operator. We have our own data centers in our Atlanta, Boston, Houston, New York and Seattle service points at which a number of our customers have collocated their servers.

•	Installation Services. We perform installation services necessary to connect our customers’ networks to our service points.

•
Content Delivery.    We offer, as a reseller, a variety of Akamai content distribution services including FreeFlow, FreeFlow Streaming, FirstPoint, EdgeScape, EdgeSuite and SiteWise as well as content distribution services provided by Speedera.

•	Video Conferencing. We offer video conferencing services, comprised of video equipment and high quality connectivity managed network services in cooperation with a strategic partner.

•	Tape Back-up. We offer, as a reseller, tape back-up services provided by Managed Storage International.

•	Intrusion Detection and Firewall. We offer, as a reseller, a variety of Verisign intrusion detection and firewall services.

•
Virtual Private Networking.    During 2002 we launched our virtual private networking services that allow customers to send and receive data over a secure site-to-site connection using the public Internet. In addition, we resell virtual private networking services provided by BlueRidge.

Technology

Service Point Architecture.    Our service point architecture was engineered as a reliable and scalable network access point. Multiple routers and multiple backbone connections provide back-ups in case of the failure of any single service point circuit or device. Our service point architecture is designed to grow as our customers’ traffic demands grow and as we add new customers and provides for the addition of significant backbone providers as necessary. We only deploy service points within carrier grade facilities. All service points are equipped with battery backup and emergency generators, as well as dual heating, ventilation and air conditioning systems.

ASsimilator v3 (AS3) Intelligent Routing Technology.    The AS3 Intelligent Routing Technology is a software-based system for Internet Protocol route optimization. The AS3 system is a seamless integration of routing and performance databases, software components that support network and traffic flow analysis, routing policy update and route verification, and traffic and performance reporting; all of which interface with Internap’s service point infrastructure, providing the intelligent, high-performance routing characteristics of the service point.

AS3 assembles the global routing tables being advertised by all of the backbone and provider networks homed to a given service point in addition to the available bandwidth to each. It also collects network performance statistics across the entire Internet. Taking this data in concert with other important information, the AS3 system then determines the optimal path to each Internet destination for IP data traffic and inserts the appropriate routing policies into the service point infrastructure. As the performance and traffic landscape changes, AS3 will adjust its policies to reflect new optimal paths. AS3 not only controls the outbound routing to a backbone network from the service point, but makes an effort to influence the inbound routing from non-Internap controlled networks back to the service point.

Distributed Network Management System.    We have developed a highly scalable proprietary network management system optimized for monitoring service points. With the use of our distributed network management system, our network operations center is capable of real-time monitoring of the backbones connected to each service point, customer circuits, network devices and servers 24 hours a day, seven days a week. This system provides our network operations center with proactive trouble notification, allowing for instantaneous identification and handling of problems, frequently before our customers become aware of network problems. This system also captures and provides bandwidth usage reports for billing and customer reports. Data provided by the system is an integral part of our capacity planning and provisioning process, helping us to forecast and plan upgrades before capacity becomes strained.

Product Development Costs.    Our product development costs were approximately $3.9 million, $11.9 million and $12.2 million for the years ended December 31, 1999, 2000 and 2001, respectively. Included in product development costs for the years ended December 31, 1999, 2000 and 2001 were research and development expenses of $3.1 million, $7.7 million and $6.3 million, respectively. We anticipate future product development costs to remain consistent with those incurred during the current period.

Sales and Marketing

Our sales and marketing objective is to achieve broad market penetration and increase brand name recognition by targeting enterprises that depend upon the Internet for mission-critical operations. As of December 31, 2001, we had 124 employees engaged in direct sales and 51 in sales administration and marketing located in our targeted markets. On October 31, 2002, we had 103 employees engaged in direct sales and sales administration and marketing and 11 employees focused on on channel relationships.

Sales.    We have developed a direct, high-end sales organization with managers and representatives who have extensive relevant sales experience with a broad range of telecommunications and technology companies. In addition, our highly trained technical sales engineers and client interaction engineers, who facilitate optimal routing solutions for our customers, are responsible for generating recurring sales revenues and serve to complement our sales force. When we deploy a new service point, we set up a dedicated team of sales representatives and engineers focused exclusively on that market. We believe this localized direct sales approach allows us to respond to regional competitive characteristics, educate customers, and identify and close business opportunities better than a centralized sales force. We have also developed an indirect sales channel for our products and services through relationships with our preferred collocation providers, content developers, cable companies, DSL service providers, consulting companies and Internet service providers.

Marketing.    Our marketing efforts are designed to help educate customers in our targeted vertical markets to understand that a service provider is now available that can provide a quality of service over the entire Internet that enables them to launch and execute mission-critical Internet-based applications. We target key information technology executives as well as senior marketing and finance managers. In addition, we conduct comprehensive public relations efforts focused on cultivating industry analyst and media relationships with the goal of securing broad media coverage and public recognition of our proprietary high speed public Internet communications solutions.

Our marketing organization is responsible for expanding our value added service offerings into horizontal markets as new bandwidth intensive applications such as telephone and facsimile transmissions over the Internet, virtual private networks, multimedia document distribution, audio and video feeds and other emerging technologies are introduced.

Competition

The Internet-based connectivity services market is extremely competitive, and there are few substantial barriers to entry. We expect the market will continue to be extremely competitive in the future, and we may not have the financial resources, technical expertise, sales and marketing abilities or support capabilities to compete successfully in our market. Many of our existing competitors have greater market presence, engineering and marketing capabilities, and financial, technological and personnel resources than we do. Our competitors include:

•	backbone providers that provide us connectivity services including AT&T, Cable & Wireless, Genuity, Global Crossing, Level 3, Qwest, Sprint, Worldcom and Verio;

•	regional Bell operating companies which offer Internet access;

•	global, national and regional Internet service providers; and

•	software based, early stage, Internet infrastructure companies focused on Internet Protocol route control products.

We expect competition to intensify in the future. As new participants enter the Internet connectivity services market, we will face increased competition. Such new competitors could include computer hardware, software, media and other technology and telecommunications companies. A number of companies have expanded their Internet access products and services as a result of acquisitions. Further, the ability of some of our competitors to bundle other services and products with their network services could place us at a competitive disadvantage. Various companies are also exploring the possibility of providing, or are currently providing, high-speed data services using alternative delivery methods. In addition, Internet backbone providers may make technological developments, such as improved router technology, that will enhance the quality of their services.

We believe the principal competitive factors in our market are speed and reliability of connectivity, quality of facilities, level of customer service and technical support, price, brand recognition, the effectiveness of sales and marketing efforts, and the timing and market acceptance of new solutions and enhancements to existing solutions developed by us and our competitors. We believe we presently are positioned to compete favorably with respect to most of these factors. In particular, many of our competitors have built and must maintain capital-intensive backbone infrastructures that are highly dependent on traditional public and private peering exchanges. Each backbone provider tries to offer high quality service within its own network but is unable to guarantee service quality once data leaves its network, and there is little incentive to optimize the interoperability of traffic between networks. We intelligently route traffic, thereby providing customers with a high level of service and increasing the efficiency of the backbone providers themselves. However, the market for Internet connectivity services is evolving rapidly, and we cannot assure you that we will compete successfully in the future. Further, we have purchase commitments to certain backbone providers that could harm our ability to compete with those backbones in the market. As a result, we may not maintain a competitive position against current or future competitors. See “Risk Factors—Competition from More Established Competitors Who Have Greater Revenues Could Decrease Our Market Share.”

Intellectual Property

We rely on a combination of patent, copyright, trademark, trade secret and other intellectual property law, nondisclosure agreements and other protective measures to protect our proprietary technology. Internap and P-NAP are trademarks of Internap which are registered in the United States. In addition, we have three patents that have been issued by the United States Patent and Trademark Office, or USPTO. The dates of issuance for these patents range from September 1999 through December 1999, and each of these patents is enforceable for a period of 20 years after the date of its filing. We have nine additional applications pending, two of which are continuation in patent filings. We may file additional applications in the future. Our patents and patent applications relate to our service point technologies and other technical aspects of our services. In addition, we have filed corresponding international patent applications under the Patent Cooperation Treaty.

We also enter into confidentiality and invention assignment agreements with our employees and consultants and control access to and distribution of our proprietary information. Despite our efforts to protect our proprietary rights, departing employees and other unauthorized parties may attempt to copy or otherwise obtain and use our products and technology. Monitoring unauthorized use of our products and technology is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

From time to time, third parties may assert patent, copyright, trademark, trade secret and other intellectual property rights claims or initiate litigation against us or our suppliers or customers with respect to existing or future products and services. Although we have not been a party to any material claims alleging infringement of intellectual property rights, we cannot assure you that we will not be subject to these claims in the future. Further, we may in the future initiate claims or litigation against third parties for infringement of our proprietary rights to determine the scope and validity of our proprietary rights or those of our competitors. Any of these claims, with or without merit, may be time consuming, result in costly litigation and diversion of technical and management personnel or require us to cease using infringing technology, develop noninfringing technology or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on acceptable terms, if at all. In the event of a successful claim of infringement and our failure or inability to develop noninfringing technology or license the infringed or similar technology on a timely basis, our business and results of operations may be seriously harmed.

Employees

As of December 31, 2001, we employed 534 full-time persons, 36 in technical support, 99 in product development, 175 in sales and marketing, 134 in service delivery and support and 90 in finance and administration. On January 9, 2002, pursuant to a business reorganization, we reduced our employee force. As of February 28, 2002, we employed 468 full time employees, 41 in technical support, 82 in product development, 139 in sales and marketing, 123 in service delivery and support and 83 in finance and administration. As of October 31, 2002, we employed 360 full-time employees and 11 part-time employees, approximately 50 in corporate services, 16 in marketing, 46 in finance and accounting, 114 in operations, 38 for engineering services and 98 in sales and customer acquisitions. None of our employees is represented by a labor union, and we have not experienced any work stoppages to date. We consider our employee relations to be good.

Selected Financial Information

Set forth below is a summary of selected financial information. The information below should be read together with our audited financial statements and notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed on March 29, 2001, Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed on May 14, 2002, Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed on August 14, 2002, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, filed on November 14, 2002, which are incorporated by reference and may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth under Section 16 “Additional Information”.

INTERNAP NETWORK SERVICES CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Nine-month period ended September 30, 2002	Years Ended December 31,
		2001	2000	1999
Revenues	$98,355	$117,404	$69,613	$12,520
Costs and expenses:
Direct cost of network	64,034	98,915	62,465	17,848
Customer support	10,362	21,480	20,320	5,796
Product development	5,770	12,233	11,924	3,876
Sales and marketing	17,188	38,151	35,390	17,519
General and administrative	16,087	44,491	32,962	7,335
Depreciation and amortization	38,706	48,550	20,522	4,808
Amortization of goodwill and other intangible assets	4,198	38,116	54,334	—
Amortization of deferred stock compensation	25	4,217	10,651	7,569
Restructuring costs	(4,602)	64,096	—	—
Impairment of goodwill and other intangible assets	—	195,986	—	—
Loss on sales and retirements of property and equipment	2,649	2,714	—	—
In-process research and development	—	—	18,000	—
Total operating costs and expenses	154,417	568,949	266,568	64,751
Loss from operations	(56,062)	(451,545)	(196,955)	(52,231)
Other income (expense):
Interest income (expense), net	(1,324)	(1,272)	11,498	2,314
Loss on equity method investment	(996)	(1,216)	—	—
Loss on investments	—	(25,129)	—	—
Total other income (expense)	(2,320)	(27,617)	11,498	2,314
Net loss	$(58,382)	$(479,162)	$(185,457)	$(49,917)
Basic and diluted net loss per share	$(0.38)	$(3.19)	$(1.30)	$(1.31)
Weighted average shares used in computing basic and diluted net loss per share	154,233	150,328	142,451	37,994

Balance Sheet Data:	September 30, 2002	December 31, 2001	December 31, 2000
ASSETS
Cash, cash equivalents and marketable securities	$32,520	$82,306	$153,965
Total current assets	50,697	100,036	177,559
Total assets	$189,994	$284,977	$650,110
LIABILITIES AND STOCKHOLDERS’ EQUITY
Notes payable	$5,604	$2,992	$5,309
Line of credit	15,000	10,000	10,000
Capital lease obligations	25,439	37,944	42,789
Total liabilities	94,857	132,494	118,157
Series A convertible preferred stock	80,292	86,314	—
Total stockholders’ equity	$14,845	$66,169	$531,953

RISK FACTORS

Risks Related to Our Business

We Have a History of Losses, Expect Future Losses and May Not Achieve or Sustain Annual Profitability.    We have incurred net losses in each quarterly and annual period since we began operations. We incurred net losses of $49.9 million, $185.5 million and $479.2 million for the years ended December 31, 1999, 2000 and 2001, respectively. Our net loss for the three-month period ended September 30, 2002 was $15.2 million and at September 30, 2002 our accumulated deficit was $782.5 million. We expect to incur net losses and negative cash flows from operations on a quarterly and annual basis for several more quarters, and we may never become profitable. Moreover, our failure to meet certain financial covenants contained in material agreements with our lender or the lessor of our master equipment lease may negatively impact our financial position and our cash flow and, as a result, we would be in material default under those agreements. A material default under those agreements could result in the entire amounts due thereunder becoming due and payable.

We May Be Unable to Maintain Our Listing on The Nasdaq SmallCap Market, Which Could Have a Negative Impact on the Price and Liquidity of Our Common Stock.    Our common stock currently is quoted on The Nasdaq SmallCap Market. Nasdaq has certain compliance requirements for continued listing of common stock, including a requirement that our common stock have a minimum bid price of $1.00 per share. On April 24, 2002, we were initially notified of our failure to comply with the minimum bid requirement. Nasdaq granted us 90 calendar days, or until July 23, 2002, to regain compliance with the minimum bid requirement. Subsequently, we were unable to demonstrate compliance with the minimum bid requirement on or before July 23, 2002, and we received a formal notice of de-listing from The Nasdaq National Market on July 24, 2002. This automatic de-listing was temporarily stayed during our appeal of the de-listing before the Nasdaq Listing Qualifications Panel, or the “Panel”. At our hearing with the Panel, which occurred on August 29, 2002, we petitioned to maintain our listing on The Nasdaq National Market pending stockholder approval and implementation of a reverse stock split to increase our share price, in order to maintain compliance with the Nasdaq listing requirements.

On October 2, 2002, the Panel denied our petition for continued inclusion on The Nasdaq National Market, and transferred our common stock listing to The Nasdaq SmallCap Market, effective October 4, 2002. Subsequently, on October 21, 2002, the Panel granted us an additional 180-day grace period, until April 21, 2003, to satisfy the $1.00 bid requirement. The Panel also stated that our listing on The Nasdaq SmallCap Market was pursuant to the terms of the following exception:

1.
We must provide documentation to the Panel on or before November 14, 2002 evidencing that the terms of at least $45 million of our outstanding Series A preferred stock have been modified such that the Series A preferred stock will be classified as equity under U.S. GAAP. Further, this quarterly report on Form 10-Q must evidence stockholders’ equity of at least $12 million. This quarterly report on Form 10-Q must also include a second balance sheet with pro forma adjustments for any significant events or transactions occurring on or before the filing date, evidencing stockholders’ equity of at least $52 million. As of September 30, 2002, we had approximately $14.8 million of stockholders’ equity on our balance sheet, which we are reporting on this quarterly report on Form 10-Q for the period ended September 30, 2002. In addition, as of that date, our balance sheet reflected approximately $80.3 million of Series A preferred stock, which is classified as mezzanine under U.S. GAAP rather than as a component of stockholders’ equity. As of the date of this quarterly report on Form 10-Q, we have effected, with the consent of the holders of a requisite number of shares of our Series A preferred stock, an amendment to our Series A preferred stock designation contained in our corporate charter. This amendment will allow us to present the entire $80.3 million of Series A preferred stock as a component of stockholders’ equity in future periods. Therefore, we will comply with the terms of the Panel’s requirement relating to our stockholders’ equity. To that end, we have provided in this quarterly report on Form 10-Q the pro forma balance sheet required by the Panel by separate letter and have provided the Panel with documentation evidencing this change in stockholders’ equity.

2.
On or before April 21, 2003, we must demonstrate a closing bid price of at least $1.00 per share and immediately thereafter, we must evidence a closing bid price of at least $1.00 per share for a minimum of ten consecutive trading days.

If we fail to comply with any of the foregoing conditions, Nasdaq has notified us that our listing will be terminated immediately. Further, the Panel’s written decision stated that the Panel expressly reserves the right to modify, alter or extend the terms of the foregoing conditions upon a review of our reported financial results for the quarter ended September 30, 2002, which we announced on October 29, 2002.

Nasdaq has informed us that we may be eligible to transfer back to The Nasdaq National Market, without paying the initial listing fees, if, on or prior to April 21, 2003, we have been in compliance with the minimum bid price requirement for 30 consecutive trading days and we otherwise comply with the The Nasdaq National Market Continued Listing Requirements. On the other hand, if, on or before April 21, 2003, the closing price of our common stock has not met or exceeded $1.00 for at least 10 consecutive trading days, we would be subject to de-listing from The Nasdaq SmallCap Market. In addition, we will need to maintain compliance with all continued listing requirements of The Nasdaq SmallCap Market (other than the $1.00 minimum bid price requirement), in addition to the conditions specified by the Panel in its letter, in order to continue our grace period on The Nasdaq SmallCap Market. These continued listing requirements require, among other things, that we maintain a minimum stockholders’ equity of $2.5 million. We cannot assure you that we will maintain compliance with these or any other of the continued listing requirements, including the conditions specified in the Panel’s decision on October 2, 2002 discussed above. Therefore, even if we were to regain compliance with the $1.00 minimum bid price requirement, we may still be unable to transfer our listing back to The Nasdaq National Market. If we fall out of compliance with the Panel’s conditions or any of the other continued listing requirements of The Nasdaq SmallCap Market, we may be subject to immediate de-listing.

If our common stock is delisted from trading on The Nasdaq SmallCap Market, trading in our common stock may continue to be conducted on the OTC Bulletin Board or in a non-Nasdaq over-the-counter market, such as the “pink sheets”. Delisting of our common stock would result in limited release of the market price of the common stock and limited news coverage of our company and could restrict investors’ interest in our common stock. Also, a delisting could materially and adversely affect the trading market and prices for our common stock and our ability to issue additional securities or to secure additional financing. In addition, if our common stock were not listed and the trading price of the common stock was less than $5 per share, our common stock could be subject to Rule 15g-9 under the Securities Exchange Act of 1934, as amended, which, among other things, requires that broker/dealers satisfy special sales practice requirements, including making individualized written suitability determinations and receiving a purchaser’s written consent prior to any transaction. In such case, our common stock could also be deemed to be a “penny stock” under the Securities Enforcement and Penny Stock Reform Act of 1990, as amended, which would require additional disclosure in connection with trades in the common stock, including the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. Such requirements could severely limit the liquidity of our common stock.

Our Board of Directors May Decide to Implement a Reverse Stock Split, Which Could Have a Negative Impact on the Price and Liquidity of Our Common Stock.    On October 28, 2002, we filed a preliminary proxy statement and on November 8, 2002, we filed a definitive proxy statement with the SEC, requesting that our stockholders approve several amendments to our certificate of incorporation providing for a reverse stock split and that, if approved by our stockholders, would allow our board of directors, in its sole discretion, to implement a reverse stock split. We expect to hold a special meeting of our stockholders on December 17, 2002, to approve the amendments. If our stockholders approve the amendments and our board of directors effects a reverse stock split in order to attempt to achieve compliance with the Nasdaq $1.00 minimum bid price requirement, our market capitalization could significantly decline as a result of the stock split and/or our announcement of the reverse stock split. In addition, we cannot assure you that a reverse stock split would increase our stock price sufficiently to satisfy the Nasdaq $1.00 minimum bid price requirement. A reverse stock split could result in a significant devaluation of our market capitalization and our share price, on an actual or an as-adjusted basis, based on the experience of other companies that have effected reverse stock splits in an effort to maintain their Nasdaq listings. The reduced number of shares of our common stock resulting from a reverse stock split could also adversely affect the liquidity of our common stock.

Further, a reverse stock split may leave certain stockholders with one or more “odd lots,” which are stock holdings in amounts of less than 100 shares of our common stock. These odd lots may be more difficult for our stockholders to sell than shares of our common stock in even multiples of 100 and can result in increased brokerage commissions. Similarly, a reverse stock split could reduce our number of “round lot” stockholders, which are holders of 100 or more shares of our common stock. Nasdaq continued inclusion requirements require us to maintain a specified minimum number of round lot stockholders.

Also, because a reverse stock split would result in an increased number of authorized but unissued shares of our common stock, it may be construed as having an anti-takeover effect, although neither the board of directors nor our management views the possible reverse stock split in that perspective. However, the board of directors, subject to its fiduciary duties and applicable law, could use this increased number of authorized but unissued shares of our common stock to frustrate persons seeking to take over or otherwise gain control of us by, for example, privately placing shares of our common stock with purchasers who might side with the board of directors in opposing a hostile takeover bid. Shares of our common stock could also be issued to a holder that would thereafter have sufficient voting power to assure that any proposal to amend or repeal our by-laws or certain provisions of our certificate of incorporation would not receive the requisite vote. Such uses of our common stock could render more difficult, or discourage, an attempt to acquire control of us if such transaction were opposed by the board of directors. Further, subject to Nasdaq rules on stock issuances, the increased number of authorized but unissued shares of our common stock could be issued by the board of directors without further stockholder approval, which could result in dilution to the holders of our common stock.

Our Limited Operating History, Together with our Recent Decision to Move our Headquarters to Atlanta in the Fourth Quarter of 2002, Makes It Difficult to Evaluate Our Prospects.    The revenue and income potential of our business and market is unproven, and our limited operating history makes it difficult to evaluate our prospects. We have only been in existence since 1996, and our services are only offered in limited regions. Investors should consider and evaluate our prospects in light of the risks and difficulties frequently encountered by relatively new companies, particularly companies in the rapidly evolving Internet infrastructure, connectivity and collocation markets.

Further, we announced on July 17, 2002 that we plan to move our company’s headquarters from Seattle, Washington to Atlanta, Georgia, in the fourth quarter of 2002. There are many risks inherent in this decision, including without limitation, the risks:

•	that certain key employees who were requested to assist during the transition period may resign their positions prior to the end of the transition period;

•	that we may not be able to recruit appropriate candidates to fill key executive positions in Atlanta;

•	that many of our key employees will decide not to move to Atlanta and will therefore resign their positions with us;

•	that the costs savings that we expect to achieve as a result of our decision to move will not be successful or will not be as successful as we had projected;

•	that our customers may be unwilling to do continued business with us, given the uncertainty that our move to Atlanta will prove successful;

•	that we will be less successful than we currently anticipate in attracting new customers in our new region; and

•	that we will lose customers in the Northwest because of the departure of our senior management team from that region.

If our move to Atlanta does not result in our reducing our operating expenses to the levels that we have predicted, and if our revenues do not increase proportionately to make up any such shortfall, then our operating results, liquidity and financial position could be seriously harmed.

We May Require Additional Cash in the Future and May Not Be Able to Secure Adequate Funds on a Timely Basis or on Terms Acceptable to Us.    The continued operation of our business requires cash for ongoing capital and operations expenditures. We expect to meet our cash requirements for several more quarters with existing cash and cash equivalents, and cash flows from sales of our services. If, however, our cash requirements vary materially from those currently planned, or if we fail to generate sufficient cash flow from the sales of our services, management believes it has the ability to curtail spending and reduce expenses to ensure our cash will be sufficient to meet our cash requirements. We may, however, require additional financing sooner than anticipated. In that event, we might not be able to obtain equity or debt financing on acceptable terms, if at all. Also, future borrowing instruments, such as credit facilities and lease agreements, will likely contain covenants restricting, among other things, our ability to incur further indebtedness and will likely require us to pledge assets as security for borrowings thereunder.

Given our recent efforts to reduce our capital and operations expenditures, we do not currently contemplate any expansion of our business in the immediate future. Any such expansion would require significant new capital, and we may be unable to obtain additional financing.

Our Actual Quarterly Operating Results May Disappoint Analysts’ Expectations, Which Could Have a Negative Impact on Our Stock Price.    Our stock price could suffer in the future, as it has in the past, as a result of any failure to meet the expectations of public market analysts and investors about our results of operations from quarter to quarter. Any significant unanticipated shortfall of revenues or increase in expenses could negatively impact our expected quarterly results of operations should we be unable to make timely adjustments to compensate for them. Furthermore, a failure on our part to estimate accurately the timing or magnitude of particular anticipated revenues or expenses could also negatively impact our quarterly results of operations. Because our quarterly results of operations have fluctuated in the past and will continue to fluctuate in the future, investors should not rely on the results of any past quarter or quarters as an indication of future performance in our business operations or stock price. For example, increases (decreases) in our quarterly revenues for the quarters ended September 30, 2001 through September 30, 2002, have varied between (1.0)% and 6.9%, and total operating costs and expenses, as a percentage of revenues, have fluctuated between 143.6% and 468.6%. Fluctuations in our quarterly operating results depend on a number of factors. Some of these factors are industry and economic risks over which we have no control, including the introduction of new services by our competitors, fluctuations in the demand and sales cycle for our services, fluctuations in the market for qualified sales and other personnel, changes in the prices for Internet connectivity we pay backbone providers, our ability to obtain local loop connections to our service points at favorable prices, integration of people, operations, products and technologies of acquired businesses and general economic conditions. Other factors that may cause fluctuations in our quarterly operating results arise from strategic decisions we have made or may make with respect to the timing and magnitude of capital expenditures such as those associated with the deployment of additional service points and the terms of our Internet connectivity purchases. For example, our practice is to purchase Internet connectivity from backbone providers at new service points and license collocation space from providers before customers are secured. We also have agreed to purchase Internet connectivity from some providers without regard to the amount we resell to our customers.

Pricing Pressure Could Decrease Our Market Share and Threaten the Profitability of Our Business Model.    We face competition from competitors along several fronts (more fully described below), including price competition. Increased price competition and other related competitive pressures could erode our market share, and significant price deflation could threaten the profitability of our business model. We currently charge, and expect to continue to charge, more for our Internet connectivity services than our competitors. By bundling their services and reducing the overall cost of their solutions, telecommunications companies that compete with us may be able to provide customers with reduced communications costs in connection with their Internet connectivity services or private network services, thereby significantly increasing the pressure on us to decrease our prices. Because we rely on Internet backbone providers in delivering our services and have agreed with some of these providers to purchase their services without regard to the amount we resell to our customers, we may not be able to offset the effects of competitive price reductions even with an increase in the number of our customers, higher revenues from enhanced services, cost reductions or otherwise. In addition, we believe the Internet connectivity industry is likely to encounter further consolidation in the future. Consolidation could result in increased pressure on us to decrease our prices. Furthermore, the recent downturn in the U.S. economy has resulted in many companies who require Internet connectivity to reevaluate the cost of such services. We believe that a prolonged economic downturn could result in existing and potential customers being unwilling to pay for premium Internet connectivity services, which would harm our business.

If We Are Unable to Continue to Receive Services from Our Backbone Providers, or Receive Their Services on a Cost-Effective Basis, We May Not Be Able to Provide Our Internet Connectivity Services on Profitable Terms.    In delivering our services, we rely on Internet backbones, which are built and operated by others. In order to be able to provide high performance routing to our customers through our service points, we must purchase connections from several Internet backbone providers. There can be no assurance that these Internet backbone providers will continue to provide service to us on a cost-effective basis or on otherwise favorable terms, if at all, or that these providers will provide us with additional capacity to adequately meet customer demand. Furthermore, it is very unlikely that we could replace our Internet backbone providers on comparable terms. Currently, in each of our domestic service points, we have connections to some combination of the following nine backbone providers: AT&T, Cable & Wireless USA, Genuity, Global Crossing, Level 3, Qwest, Sprint, Worldcom and Verio. We may be unable to maintain relationships with, or obtain necessary additional capacity from, these backbone providers. Furthermore, we may be unable to establish and maintain relationships with other backbone providers that may emerge or that are significant in geographic areas, such as Asia and Europe, in which we locate our service points.

Competition from More Established Competitors Who Have Greater Revenues Could Decrease Our Market Share.    The Internet connectivity services market is extremely competitive, and there are few substantial barriers to entry. We expect competition from existing competitors to intensify in the future, and we may not have the financial resources, technical expertise, sales and marketing abilities or support capabilities to compete successfully in our market. Many of our existing competitors have greater market presence, engineering and marketing capabilities, and financial, technological and personnel resources than we do. As a result, our competitors may have several advantages over us as we seek to develop a greater market presence. Our competitors currently include backbone providers that provide connectivity services to us, regional Bell operating companies which offer Internet access, and global, national and regional Internet service providers and other Internet infrastructure providers and manufacturers. In addition, Internet backbone providers may make technological developments, such as improved router technology or the introduction of improved routing protocols that will enhance the quality of their services. We also expect to encounter additional competition from international Internet service providers as well as international telecommunications companies in the countries where we provide services.

Competition from New Competitors Could Decrease Our Market Share.    We also believe new competitors will enter our market. These new competitors could include computer hardware, software, media and other technology and telecommunications companies. A number of telecommunications companies and online service providers have been offering or expanding their network services. Further, the ability of some of these potential competitors to bundle other services and products with their network services could place us at a competitive disadvantage. Various companies are also exploring the possibility of providing, or are currently providing, high-speed, intelligent data services that use connections to more than one backbone and other technologies or use alternative delivery methods including the cable television infrastructure, direct broadcast satellites, wireless cable and wireless local loop.

Some of Our Customers Are Emerging Internet-Based Businesses That May Not Pay Us for Our Services on a Timely Basis and May Not Succeed Over the Long Term.    A portion of our revenues is derived from customers that are emerging Internet-based businesses. The unproven business models of some of these customers and an uncertain economic climate make their continued financial viability uncertain. Some of these customers have encountered financial difficulties and, as a result, have delayed or defaulted on their payments to us. In the future others may also do so. If these payment difficulties are substantial, our business and financial results could be seriously harmed.

A Failure in Our Network Operations Center, Service Points or Computer Systems Would Cause a Significant Disruption in Our Internet Connectivity Services.    Although we have taken precautions against systems failure, interruptions could result from natural or human caused disasters, power loss, telecommunications failure and similar events. Our business depends on the efficient and uninterrupted operation of our network operations center, our service points and our computer and communications hardware systems and infrastructure. If we experience a problem at our network operations center, we may be unable to provide Internet connectivity services to our customers, provide customer service and support or monitor our network infrastructure or service points, any of which would seriously harm our business.

We Have Limited Experience Operating Internationally, and Our International Operations May Not Be Successful.    Although we currently have a service point in London and a joint venture with NTT-ME Corporation operating a service point in Tokyo, we have limited experience operating internationally. We may not be able to adapt our services to international markets or market and sell these services to customers abroad. In addition to general risks associated with international business operations, we face the following specific risks in our international business operations:

•	difficulties in establishing and maintaining relationships with foreign customers as well as foreign backbone providers and local vendors, including collocation and local loop providers;

•
difficulties in locating, building and deploying network operations centers and service points in foreign countries, and managing service points and network operations centers across disparate geographic areas; and

•	exposure to fluctuations in foreign currency exchange rates.

We may be unsuccessful in our efforts to address the risks associated with our international operations, and our international sales growth may therefore be limited.

Our Brand Is Relatively New, and Failure to Develop Brand Recognition Could Hurt Our Ability to Compete Effectively.    To successfully execute our strategy, we must strengthen our brand awareness. If we do not build our brand awareness, our ability to realize our strategic and financial objectives could be hurt. Many of our competitors have well-established brands associated with the provision of Internet connectivity services. To date, we have attracted our existing customers primarily through a relatively small sales force, word of mouth and a limited, print-focused advertising campaign. In order to build our brand awareness, we must continue to provide high quality services. If we cannot build our brand awareness, our revenues could decline.

We Are Dependent Upon Our Key Employees and May Be Unable to Attract or Retain Sufficient Numbers of Qualified Personnel.    In light of moving our corporate headquarters to Atlanta, Georgia, our future performance depends to a significant degree upon the continued contributions of our executive management team and key technical personnel. The loss of members of our executive management team or key technical employees could significantly harm us. Any of our officers or employees can terminate his or her relationship with us at any time. To the extent we are able to expand our operations and deploy additional service points, our workforce will be required to grow. Accordingly, our future success depends on our ability to attract, hire, train and retain a substantial number of highly skilled management, technical, sales, marketing and customer support personnel. Competition for qualified employees is intense. In addition, we may lose a number of our key employees as a result of our plan to relocate our corporate headquarters to Atlanta, Georgia during the second half of 2002.

Consequently, we may not be successful in attracting, hiring, training and retaining the people we need, which would seriously impede our ability to implement our business strategy.

If We Are Not Able to Support Our Growth Effectively, Our Expansion Plans May Be Frustrated or May Fail.    Our inability to manage growth effectively would seriously harm our plans to expand our Internet connectivity services into new markets. Since the introduction of our Internet connectivity services, we have experienced a period of growth and expansion, which has placed, and continues to place, a significant strain on all of our resources. For example, as of December 31, 1996, we had one operational service point, serving one metropolitan market and nine employees compared to 34 operational service points serving 17 metropolitan markets and 359 full-time employees as of September 30, 2002. In addition, we had $29.2 million in revenues for the three-month period ended September 30, 2001, compared to $32.7 million in revenues for the three-month period ended September 30, 2002. Furthermore, we currently offer our services in Europe and Japan, through our joint venture, Internap Japan. We also resell certain products and services of Akamai Technologies, Inc., Cisco Systems, Inc. and others. We expect our recent growth to continue to strain our management, operational and financial resources. For example, we may not be able to install adequate financial control systems in an efficient and timely manner, and our current or planned information systems, procedures and controls may be inadequate to support our future operations. The difficulties associated with installing and implementing new systems, procedures and controls may place a significant burden on our management and our internal resources.

If We Fail to Adequately Protect Our Intellectual Property, We May Lose Rights to Some of Our Most Valuable Assets.    We rely on a combination of patent, copyright, trademark, trade secret and other intellectual property law, nondisclosure agreements and other protective measures to protect our proprietary technology. Internap and P-NAP are trademarks of Internap that are registered in the United States. In addition, we have three patents that have been issued by the United States Patent and Trademark Office, or USPTO. The dates of issuance for these patents range from September 1999 through December 1999, and each of these patents is enforceable for a period of 20 years after the date of its filing. We cannot assure you that these patents or any future issued patents will provide significant proprietary protection or commercial advantage to us or that the USPTO will allow any additional or future claims. We have nine additional applications pending, two of which are continuation in patent filings. We may file additional applications in the future. Our patents and patent applications relate to our service point technologies and other technical aspects of our services. In addition, we have filed corresponding international patent applications under the Patent Cooperation Treaty. It is possible that any patents that have been or may be issued to us could still be successfully challenged by third parties, which could result in our loss of the right to prevent others from exploiting the inventions claimed in those patents. Further, current and future competitors may independently develop similar technologies, duplicate our services and products or design around any patents that may be issued to us. In addition, effective patent protection may not be available in every country in which we intend to do business. In addition to patent protection, we believe the protection of our copyrightable materials, trademarks and trade secrets is important to our future success. We rely on a combination of laws, such as copyright, trademark and trade secret laws and contractual restrictions, such as confidentiality agreements and licenses, to establish and protect our proprietary rights. In particular, we generally enter into confidentiality agreements with our employees and nondisclosure agreements with our customers and corporations with whom we have strategic relationships. In addition, we generally register our important trademarks with the USPTO to preserve their value and establish proof of our ownership and use of these trademarks. Any trademarks that may be issued to us may not provide significant proprietary protection or commercial advantage to us. Despite any precautions that we have taken, intellectual property laws and contractual restrictions may not be sufficient to prevent misappropriation of our technology or deter others from developing similar technology.

We May Face Litigation and Liability Due to Claims of Infringement of Third Party Intellectual Property Rights.    The telecommunications industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. From time to time, third parties may assert patent, copyright, trademark, trade secret and other intellectual property rights to technologies that are important to our business. Any claims that our services infringe or may infringe proprietary rights of third parties, with or without merit, could be time-consuming, result in costly litigation, divert the efforts of our technical and management personnel or require us to enter into royalty or licensing agreements, any of which could significantly harm our operating results. In addition, in our customer agreements, we agree to indemnify our customers for any expenses or liabilities resulting from claimed infringement of patents, trademarks or copyrights of third parties. If a claim against us was to be successful, and we were not able to obtain a license to the relevant or a substitute technology on acceptable terms or redesign our products to avoid infringement, our ability to compete successfully in our competitive market would be impaired.

Because We Depend on Third Party Suppliers for Key Components of Our Network Infrastructure, Failures of These Suppliers to Deliver Their Components as Agreed Could Hinder Our Ability to Provide Our Services on a Competitive and Timely Basis.    Any failure to obtain required products or services from third party suppliers on a timely basis and at an acceptable cost would affect our ability to provide our Internet connectivity services on a competitive and timely basis. We are dependent on other companies to supply various key components of our infrastructure, including the local loops between our service points and our Internet backbone providers and between our service points and our customers’ networks. In addition, the routers and switches used in our network infrastructure are currently supplied by a limited number of vendors. Additional sources of these services and products may not be available in the future on satisfactory terms, if at all. We purchase these services and products pursuant to purchase orders placed from time to time. Furthermore, we do not carry significant inventories of the products we purchase, and we have no guaranteed supply arrangements with our vendors. We have in the past experienced delays in installation of services and receiving shipments of equipment purchased. To date, these delays have neither been material nor have adversely affected us, but these delays could affect our ability to deploy service points in the future on a timely basis. If our limited source of suppliers fails to provide products or services that comply with evolving Internet and telecommunications standards or that interoperate with other products or services we use in our network infrastructure, we may be unable to meet our customer service commitments.

We Have Acquired and May Acquire Other Businesses, and these Acquisitions Involve Numerous Risks.    During 2000, we acquired CO Space and VPNX, respectively, in purchase transactions. We may engage in additional acquisitions in the future in order to, among other things, enhance our existing services and enlarge our customer base. Acquisitions involve a number of risks that could potentially, but not exclusively, include the following:

•	difficulties in integrating the operations, personnel, technologies, products and services of the acquired companies in a timely and efficient manner;

•	diversion of management’s attention from normal daily operations;

•	insufficient revenues to offset significant unforeseen costs and increased expenses associated with the acquisitions;

•	difficulties in completing projects associated with in-process research and development being conducted by the acquired businesses;

•	risks associated with our entrance into markets in which we have little or no prior experience and where competitors have a stronger market presence;

•	deferral of purchasing decisions by current and potential customers as they evaluate the likelihood of success of the acquisitions;

•	difficulties in pursuing relationships with potential strategic partners who may view the combined company as a more direct competitor than our predecessor entities taken independently;

•	issuance by us of equity securities that would dilute ownership of existing stockholders;

•	incurrence of significant debt, contingent liabilities and amortization expenses; and

•	loss of key employees of the acquired companies.

Acquiring high technology businesses as a means of achieving growth is inherently risky. To meet these risks, we must maintain our ability to manage effectively any growth that results from using these means. Failure to manage effectively our growth through mergers and acquisitions could harm our business and operating results and could result in impairment of related long-term assets.

Risks Related to Our Industry

Because the Demand for Our Services Depends on Continued Growth in Use of the Internet, a Slowing of this Growth Could Harm the Development of the Demand for Our Services.    Critical issues concerning the commercial use of the Internet remain unresolved and may hinder the growth of Internet use, especially in the business market we target. Despite growing interest in the varied commercial uses of the Internet, many businesses have been deterred from purchasing Internet connectivity services for a number of reasons, including inconsistent or unreliable quality of service, lack of availability of cost-effective, high-speed options, a limited number of local access points for corporate users, inability to integrate business applications on the Internet, the need to deal with multiple and frequently incompatible vendors and a lack of tools to simplify Internet access and use. Capacity constraints caused by growth in the use of the Internet may, if left unresolved, impede further development of the Internet to the extent that users experience delays, transmission errors and other difficulties. Further, the adoption of the Internet for commerce and communications, particularly by those individuals and enterprises that have historically relied upon alternative means of commerce and communication, generally requires an understanding and acceptance of a new way of conducting business and exchanging information. In particular, enterprises that have already invested substantial resources in other means of conducting commerce and exchanging information may be particularly reluctant or slow to adopt a new strategy that may make their existing personnel and infrastructure obsolete. Additionally, even individuals and enterprises that have invested significant resources in the use of the Internet may, for cost reduction purposes during difficult economic times, decrease future investment in the use of the Internet. The failure of the market for business related Internet solutions to further develop could cause our revenues to grow more slowly than anticipated and reduce the demand for our services.

Because the Internet Connectivity Market Is New and Its Viability Is Uncertain, There Is a Risk Our Services May Not Be Accepted.    We face the risk that the market for high performance Internet connectivity services might fail to develop, or develop more slowly than expected, or that our services may not achieve widespread market acceptance. This market has only recently begun to develop, is evolving rapidly and likely will be characterized by an increasing number of entrants. There is significant uncertainty as to whether this market ultimately will prove to be viable or, if it becomes viable, that it will grow. Furthermore, we may be unable to market and sell our services successfully and cost-effectively to a sufficiently large number of customers. We typically charge more for our services than do our competitors, which may affect market acceptance of our services. We believe the danger of nonacceptance is particularly acute during economic slowdowns and when there is significant pricing pressure across the Internet connectivity industry. Finally, if the Internet becomes subject to a form of central management, or if the Internet backbone providers establish an economic settlement arrangement regarding the exchange of traffic between backbones, the problems of congestion, latency and data loss addressed by our Internet connectivity services could be largely resolved, and our core business rendered obsolete.

If We Are Unable to Respond Effectively and on a Timely Basis to Rapid Technological Change, We May Lose or Fail to Establish a Competitive Advantage in Our Market.    The Internet connectivity industry is characterized by rapidly changing technology, industry standards, customer needs and competition, as well as by frequent new product and service introductions. We may be unable to successfully use or develop new technologies, adapt our network infrastructure to changing customer requirements and industry standards, introduce new services, such as virtual private networking and video conferencing, or enhance our existing services on a timely basis. Furthermore, new technologies or enhancements we use or develop may not gain market acceptance. Our pursuit of necessary technological advances may require substantial time and expense, and we may be unable to successfully adapt our network and services to alternate access devices and technologies. If our services do not continue to be compatible and interoperable with products and architectures offered by other industry members, our ability to compete could be impaired. Our ability to compete successfully is dependent, in part, upon the continued compatibility and interoperability of our services with products and architectures offered by various other industry participants. Although we intend to support emerging standards in the market for Internet connectivity, there can be no assurance that we will be able to conform to new standards in a timely fashion, if at all, or maintain a competitive position in the market.

New Technologies Could Displace Our Services or Render Them Obsolete.    New technologies and industry standards have the potential to replace or provide lower cost alternatives to our services. The adoption of such new technologies or industry standards could render our existing services obsolete and unmarketable. For example, our services rely on the continued widespread commercial use of the set of protocols, services and applications for linking computers known as Transmission Control Protocol/Internetwork Protocol, or TCP/IP. Alternative sets of protocols, services and applications for linking computers could emerge and become widely adopted. A resulting reduction in the use of TCP/IP could render our services obsolete and unmarketable. Our failure to anticipate the prevailing standard or the failure of a common standard to emerge could hurt our business. Further, we anticipate the introduction of other new technologies, such as telephone and facsimile capabilities, private networks, multimedia document distribution and transmission of audio and video feeds, requiring broadband access to the Internet, but there can be no assurance that such technologies will create opportunities for us.

Service Interruptions Caused by System Failures Could Harm Customer Relations, Expose Us to Liability and Increase Our Capital Costs.    Interruptions in service to our customers could harm our customer relations, expose us to potential lawsuits and require us to spend more money adding redundant facilities. Our operations depend upon our ability to protect our customers’ data and equipment, our equipment and our network infrastructure, including our connections to our backbone providers, against damage from human error or attack or “acts of God.” Even if we take precautions, the occurrence of a natural disaster, attack or other unanticipated problem could result in interruptions in the services we provide to our customers. Any interruptions in service could harm our reputation with our customers and could result in a loss of customers, which would harm our results of operations.

Capacity Constraints Could Cause Service Interruptions and Harm Customer Relations.    Failure of the backbone providers and other Internet infrastructure companies to continue to grow in an orderly manner or failure to maintain their financial viability could result in capacity constraints leading to service interruptions to our customers. Although the national telecommunications networks and Internet infrastructures have historically developed in an orderly manner, there have been major shifts in the telecommunications industry that have adversely impacted the financial viability of certain backbone providers and there is no guarantee that such providers will be able to continue to provide services as more services, users and equipment connect to the networks. Failure by our telecommunications and Internet service providers to provide us with the data communications capacity we require could cause service interruptions.

Our Network and Software Are Vulnerable to Security Breaches and Similar Threats Which Could Result in Our Liability for Damages and Harm Our Reputation.    Despite the implementation of network security measures, the core of our network infrastructure is vulnerable to computer viruses, break-ins, attacks and similar disruptive problems. This could result in our liability for damages, and our reputation could suffer, thereby deterring potential customers from working with us. Security problems or other attack caused by third parties could lead to interruptions and delays or to the cessation of service to our customers. Furthermore, inappropriate use of the network by third parties could also jeopardize the security of confidential information stored in our computer systems and in those of our customers. Although we intend to continue to implement industry-standard security measures, in the past some of these industry-standard measures have occasionally been circumvented by third parties, although not in our system. Therefore, there can be no assurance that the measures we implement will not be circumvented. The costs and resources required to eliminate computer viruses and alleviate other security problems may result in interruptions, delays or cessation of service to our customers, which could hurt our business.

Should the Government Modify or Increase Regulation of the Internet, the Provision of Our Services Could Become More Costly.    There is currently only a small body of laws and regulations directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, international, federal, state and local governments may adopt laws and regulations that affect the Internet. The nature of any new laws and regulations and the manner in which existing and new laws and regulations may be interpreted and enforced cannot be fully determined. The adoption of any future laws or regulations might decrease the growth of the Internet, decrease demand for our services, impose taxes or other costly technical requirements or otherwise increase the cost of doing business on the Internet or in some other manner have a significantly harmful effect on us or our customers. The government may also seek to regulate some segments of our activities as it has with basic telecommunications services. Moreover, the applicability to the Internet of existing laws governing intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment, personal privacy and other issues is uncertain and developing. We cannot predict the impact, if any, that future regulation or regulatory changes may have on our business.

16.    ADDITIONAL INFORMATION.

With respect to the Offer, we have filed a Tender Offer Statement on Schedule TO with the SEC on November 18, 2002, of which the Offer to Exchange dated November 18, 2002, is a part. We recommend that you review the Schedule TO, including its exhibits, before making a decision on whether to tender your options.

We recommend that you review the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

(a)	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, filed with the SEC on November 14, 2002;

(b)	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed with the SEC on August 14, 2002;

(c)	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed with the SEC on May 14, 2002; and

(d)	Our Annual Report on Form 10-K for the year ended December 31, 2001, filed with the SEC on March 29, 2002.

The SEC file number for these filings is 000-27265. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	500 West Madison Street Suite 1400 Chicago, Illinois 60661

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov and on our website at http://www.internap.com.

Our common stock is quoted on The Nasdaq SmallCap Market under the symbol “INAP”, and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations
1735 K Street, N.W.
Washington, D.C. 20006

We will also provide without charge to each employee upon their written or oral request, a copy of this Offer to Exchange or any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

Internap Network Services Corporation
Attn: Investor Relations
Two Union Square, 601 Union Street, Suite 1000
Seattle, WA 98101

or by telephoning us at (206) 262-3742 between 9:00 a.m. and 5:00 p.m., Eastern Time.

As you read the documents listed in this Section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer, you should rely on the statements made in the most recent document.

The information contained in this Offer about us should be read together with the information contained in the documents to which we have referred you.

17.    FORWARD LOOKING STATEMENTS; MISCELLANEOUS.

This Offer and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties that include, among others, those set forth in Section 15 of this document. More information about factors that potentially could affect our financial results is included in our filings with the SEC, including, but not limited to the Company’s Quarterly Reports on Form 10-Q for the quarters ended September 30, 2002, June 30, 2002 and March 31, 2002, and the Company’s most recently filed Annual Report on Form 10-K.

If at any time we become aware of any jurisdiction where the making of this Offer violates the law, we will make a good faith effort to comply with the law. If, we cannot comply with the law, the Offer will not be made to, nor will exchanges be accepted from or on behalf of, the optionholders residing in that jurisdiction.

Our Board of Directors recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer from us is limited to this document, the attached Summary of Terms and the Tender Offer Statement on Schedule TO.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE ATTACHED SUMMARY OF TERMS AND THE TENDER OFFER STATEMENT ON SCHEDULE TO. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Internap Network Services Corporation	November 18, 2002

SCHEDULE A

INFORMATION ABOUT OUR DIRECTORS AND
EXECUTIVE OFFICERS

INFORMATION ABOUT OUR DIRECTORS AND EXECUTIVE OFFICERS

Our directors and executive officers and their positions and offices as of September 30, 2002 are set forth in the following table:

Name	Age	Position and Office Held
William P. Betz	39	Interim Vice President, Corporate Sales
Walter DeSocio	47	Vice President and General Counsel
Eugene Eidenberg	62	Executive Chairman and Chairman of the Board
Ali Marashi	34	Vice President, Technical Services and Chief Technical Officer
Gregory A. Peters	41	President and Chief Executive Officer
John M. Scanlon	42	Vice President, Finance and Administration and Chief Financial Officer

William J. Harding	55	Director
Frederic W. Harman	42	Director
Anthony C. Naughtin	46	Director
Kevin L. Ober	41	Director
Robert D. Shurtleff, Jr.	48	Director

William P. Betz has served as Interim Vice President of Corporate Sales since April 2002. Since joining Internap in 1998, Mr. Betz has also served as the Regional Vice President of Sales for the Eastern Region and the Senior Sales manager of Washington, D.C. Prior to joining Internap, Mr. Betz held increasingly senior sales management positions at MCI / Worldcom from 1991 to 1998, the last being Executive Sales Manager for Global Accounts. Mr. Betz holds a Bachelor of Arts degree in Political Science from Middlebury College in Vermont.

Walter DeSocio has served as Vice-President and General Counsel of Internap since September 2002. Before his appointment, Mr. DeSocio was General Counsel and head of regulatory affairs at Concert, the multi-billion dollar global communications business owned by AT&T Corporation and BT Group. Prior to Concert, Mr. DeSocio was AT&T’s Chief Regional Counsel for Europe, Middle East and Africa, with legal responsibility for all of AT&T’s international business activity outside the United States. He was also an Associate in the New York City office of Dewey Ballantine. Mr. DeSocio earned his Bachelor of Arts degree from Colgate University, his J.D. from New York University Law School and LL.M. valedictory honors from Cambridge University (Corpus Christi College) in England.

Eugene Eidenberg has served as a director and chairman of the board of directors since November 1997 and as Executive Chairman since April 2002. From July 2001 to March 2002, Mr. Eidenberg served as Internap’s Chief Executive Officer. Mr. Eidenberg has been a Managing Director of Granite Venture Associates LLC since 1999 and has served as a Principal of Hambrecht & Quist Venture Associates since 1998 and was an advisory director at the San Francisco investment banking firm of Hambrecht & Quist from 1995 to 1998. Mr. Eidenberg served for 12 years in a number of senior management positions with MCI Communications Corporation. His positions at MCI included Senior Vice President for Regulatory and Public Policy, President of MCI’s Pacific Division, Executive Vice President for Strategic Planning and Corporate Development and Executive Vice President for MCI’s international businesses. Mr. Eidenberg is currently a director of several private companies. Mr. Eidenberg holds a Ph.D. and a Master of Arts degree from Northwestern University and a Bachelor of Arts degree from the University of Wisconsin.

John M. Scanlon was Vice President, Finance as of December 31, 2001 and is the current Vice President of Finance & Administration, Chief Financial Officer, Treasurer and Secretary. Since joining Internap in 1999, Mr. Scanlon has also served as Vice President, Service Planning, Vice President of Product Marketing and Director of Carrier Relations. Prior to joining Internap,

A-1

Mr. Scanlon served as the President of Flat Rate Communications, Inc., which was acquired by Viatel. Mr. Scanlon continued on as a General Manager of Viatel after the acquisition. Prior to his work with Flat Rate, Mr. Scanlon spent over a decade at MCI Telecommunications as its Vice President and Director of Strategic Development, Director of Business Development and Director of Finance and Information Systems. Mr. Scanlon holds a Master in Business Administration with honors from St. Mary’s College and a Bachelor of Science in Business Administration, Financial Management from Oregon State University.

Ali Marashi is Vice President, Technical Services, which includes responsibility for network and colocation operations. Since joining Internap in 2000, Mr. Marashi has also served as Vice President of Engineering, Director of Network Technology and Director of Backbone Engineering. Prior to joining Internap, Mr. Marashi was a lead Network Engineer for Networks and Distributed Computing at the University of Washington from July 1997 to March 2000, where he was responsible for senior-level design, development, and technical leadership and support for all networking initiatives and operations. Prior to that, Mr. Marashi was co-founder and Vice President of Engineering for interGlobe Networks, Inc., a TCP/IP consulting firm from 1995 to July 1997. Mr. Marashi holds a Bachelor of Science in Computer Engineering from the University of Washington.

Gregory A. Peters has served as President and Chief Executive Officer since April 2002. Prior to joining Internap, Mr. Peters founded and was President and Chief Executive Officer of Mahi Networks from 1999 to 2002. Prior to that, Mr. Peters was the Vice President of International Operations and Corporate Officer for Advanced Fibre Communications from 1997 to 1999. From 1996 to 1997, Mr. Peters was the Vice President of International Operations and Corporate Officer for ADTRAN. Mr. Peters holds a Bachelor of Science degree in Business Administration from the University of Georgia, and a Master of International Management from the American Graduate School of International Management, Thunderbird Campus.

William J. Harding has served as a director since January 1999. Dr. Harding is a Managing Member of Morgan Stanley Venture Partners and Managing Director of Morgan Stanley & Co., Inc. He joined Morgan Stanley & Co., Inc. in October 1994. Dr. Harding is currently a Director of Commerce One, Inc. and several private companies. Prior to joining Morgan Stanley, Dr. Harding was a General Partner of several venture capital partnerships affiliated with J.H. Whitney & Co. Previously, Dr. Harding was associated with Amdahl Corporation from 1976 to 1985, serving in various technical and business development roles. Prior to Amdahl, Dr. Harding held several technical positions with Honeywell Information Systems. Dr. Harding holds a Bachelor of Science in Engineering Mathematics and a Master of Science in Systems Engineering from the University of Arizona, and a Ph.D. in Engineering from Arizona State University. Dr. Harding served as an officer in the Military Intelligence Branch of the United States Army Reserve.

Fredric W. Harman has served as a director since January 1999. Since 1994, Mr. Harman has served as a Managing Member of the General Partners of venture capital funds affiliated with Oak Investment Partners. Mr. Harman served as a General Partner of Morgan Stanley Venture Capital, L.P. from 1991 to 1994. Mr. Harman serves as a director of Avenue A, divine, Inc., Primus Knowledge Solutions and several privately held companies. Mr. Harman holds a Bachelor of Science degree and a Master degree in electrical engineering from Stanford University and a Master of Business Administration from Harvard University.

Anthony C. Naughtin co-founded Internap and served as our Chief Executive Officer from May 1996 until July 2001, and served as our President from May 1996 until May 2001. Mr. Naughtin has also served as a director since October 1997. Prior to founding Internap, he was vice president for commercial network services at ConnectSoft, Inc., an Internet and e-mail software

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developer, from May 1995 to May 1996. From February 1992 to May 1995, Mr. Naughtin was the director of sales at NorthWestNet, an NSFNET regional network. Mr. Naughtin also currently serves as a director at Counterpane Internet Security, Inc. Network Clarity, Inc., and the Washington Software Alliance (WSA). He also participates on the advisory boards of Aventail Corporation, Terabeam Corporation, ThruPoint, Inc., and the University of Washington School of Business. Mr. Naughtin holds a Bachelor of Arts in Communications from the University of Iowa and is a graduate of the Creighton School of Law.

Kevin L. Ober has served as a director since October 1997. From February 2000 to the present Mr. Ober has been among other things a Founder and Managing director of Divergent Venture Partners an early stage information technology venture fund. In addition Mr. Ober sits on the board of several local technology companies including Picture IQ Corporation. From November 1993 to January 2000 Mr. Ober was a member of the investment team at Vulcan Ventures Inc. Prior to working at Vulcan Ventures, Mr. Ober served in various positions at Conner Peripherals, Inc., a computer hard disk drive manufacturer. Mr. Ober holds a Master of Business Administration from Santa Clara University and Bachelor of Science degree in business administration from St. John’s University.

Robert D. Shurtleff, Jr. has served as a director since January 1997. In 1999, Mr. Shurtleff founded S.L. Partners, a strategic consulting group focused on early stage companies. From 1988 to 1998, Mr. Shurtleff held various positions at Microsoft Corporation, including Program Management and Development Manager and General Manager. Mr. Shurtleff serves as a director or advisor to a number of private companies and also serves on technical advisory boards of several private companies and venture capital firms. Prior to working at Microsoft Corporation, Mr. Shurtleff worked at Hewlett Packard Company from 1979 to 1988. Mr. Shurtleff holds a Bachelor of Arts degree in computer science from the University of California at Berkeley.

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